UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

HEALTH NET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTH NET,

INC.

NOTICE OF

2008 ANNUAL

MEETING

AND

PROXY

STATEMENT

April 3, 2008

Dear Stockholders:

It is a pleasure to invite you to attend the 2008 Annual Meeting (the “Annual Meeting” or “2008 Annual Meeting”) of Stockholders of Health Net, Inc. to be held at 21281 Burbank Boulevard in Woodland Hills, California 91367 on Thursday, May 8, 2008, at 10:00 a.m. (Pacific Time). For your convenience, we are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com.

Each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement will be discussed during the Annual Meeting. In addition, a report on our business operations will be presented at the Annual Meeting. Stockholders who attend the Annual Meeting will have an opportunity to ask questions at the meeting; those who participate in the live webcast may submit questions during the meeting via the Internet.

It is important that you vote your shares whether or not you plan to attend the Annual Meeting. We urge you to carefully review the proxy statement and to vote your choices either on the enclosed proxy card, by telephone or via the Internet. You may return your proxy card by mail by using the enclosed self-addressed, postage-paid envelope. If you choose this method, please sign and date your proxy card and return it as soon as possible. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you do attend the Annual Meeting in person, your proxy can be revoked at your request.

We look forward to your attendance at the Annual Meeting.

Sincerely,

Jay M. Gellert

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Health Net, Inc. will hold its 2008 Annual Meeting of Stockholders on Thursday, May 8, 2008 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard in Woodland Hills, California 91367, for the following purposes:

1.	To elect nine directors to serve for a term of one year or until the 2009 Annual Meeting of Stockholders.

2.	To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2008.

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed Friday, March 14, 2008, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting.

At the Annual Meeting, each share of Common Stock, $.001 par value per share, of Health Net represented at the Annual Meeting will be entitled to one vote on each matter properly brought before the Annual Meeting. Jay M. Gellert and Linda V. Tiano, Esq. have been appointed as proxy holders, with full rights of substitution, for the holders of Common Stock.

By Order of the Board of Directors,

Linda V. Tiano, Esq.

Senior Vice President, General Counsel and

Secretary

April 3, 2008

YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the 2008 Annual Meeting of Stockholders of Health Net, Inc. in person. However, to ensure your representation at the Annual Meeting, please mark, sign and date the enclosed proxy card and return it as soon as possible in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. If you attend the Annual Meeting in person, you may vote at the meeting even if you have previously returned a proxy.

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD

MAY 8, 2008

MEETING AND VOTING INFORMATION

General

The accompanying proxy is solicited by the Board of Directors of Health Net, Inc. (“Health Net,” “we,” “us” or “our”) for use at our 2008 Annual Meeting of Stockholders (the “Annual Meeting” or “2008 Annual Meeting”) to be held on Thursday, May 8, 2008 at 10:00 a.m. (Pacific Time) at 21281 Burbank Boulevard, Woodland Hills, California 91367, and at any continuation, adjournments or postponements thereof. Directions to attend the meeting can be found on our Internet Web site, www.healthnet.com. We expect to mail this proxy statement and accompanying proxy card beginning on or about April 3, 2008 to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 8, 2008. This proxy statement and our 2007 Annual Report on Form 10-K are available on our Internet Web site address at http://www.healthnet.com/InvestorRelations/2008Proxy. This Web site address contains the following documents: the notice of the Annual Meeting, this proxy statement, including the proxy card and the 2007 Annual Report on Form 10-K. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

We are offering a live webcast of the Annual Meeting on our Internet Web site, www.healthnet.com. The webcast of the Annual Meeting will consist of live sound, real-time access to printed material and the ability of stockholders to submit questions during the question and answer period. To participate in the webcast of the Annual Meeting, a stockholder should log on to www.healthnet.com on Thursday, May 8, 2008 shortly before 10:00 a.m. (Pacific Time) and follow the instructions provided under the “Investor Relations” section of the Web site. Stockholders will not be permitted to vote over the Internet during the Annual Meeting.

Who Can Vote; Outstanding Shares

Only holders of record of our Common Stock, $.001 par value per share (“Common Stock”), at the close of business on March 14, 2008 (the “Record Date”) are entitled to vote at the Annual Meeting. Each share of Common Stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the Annual Meeting. As of the Record Date, we had outstanding 107,287,211 shares of Common Stock.

In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the Annual Meeting, and for 10 days prior to the Annual Meeting in the Investor Relations department at our corporate office at 21650 Oxnard Street, Woodland Hills, California 91367, between the hours of 9:00 a.m. and 4:00 p.m. Pacific time.

Quorum and Votes Required

Our bylaws require that the holders of a majority of the total number of shares entitled to vote be present in person or by proxy in order for the business of the Annual Meeting to be transacted. Abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. “Broker non-votes” occur when a bank, broker or other nominee holding shares for a beneficial owner does not vote those shares on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Participation by a stockholder in the live webcast of the Annual Meeting will not be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Stockholder approval of each proposal requires the following votes:

•

Proposal 1—Election of Directors.    Under our bylaws, the persons receiving a plurality of the votes cast in person or by proxy, up to the number of directors to be elected, will be elected. Thus, the nine nominees receiving the greatest number of votes will be elected directors. Because only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine. Abstentions will not be counted in determining which nominees received the largest number of votes cast. Brokers generally have discretionary authority to vote on the election of directors and thus broker non-votes are not expected to result from the vote on election of directors. However, if any broker non-votes result from the vote on election of directors, such non-votes will not affect the outcome of the election. Stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors.

•

Proposal 2—Ratification of Selection of Independent Public Accounting Firm.    Approval of proposal 2, the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote on this proposal.

Voting by Proxy

If you hold your shares of Common Stock as a record holder, you may vote by specifying your choices by marking the appropriate spaces on the enclosed proxy card, signing and dating the card and returning it in the enclosed self-addressed, postage-paid envelope. Alternatively, you may vote your shares by telephone by calling 1-800-560-1965, or over the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 7, 2008. If you vote by telephone or over the Internet, your electronic vote authorizes the named proxies in the same manner as if you returned a signed and dated proxy card by mail. Voting over the Internet or telephone will not be permitted after 12:00 p.m. (Central Time) on Wednesday, May 7, 2008.

Instructions on how to submit a proxy via the Internet and telephone are located on the attachment to the proxy card included with this proxy statement. The Internet and telephone voting procedures are designed to authenticate our stockholders by use of a control number located on the attachment to the proxy card included herewith.

If you hold your shares through a bank, broker or other nominee, check the instructions provided by that entity to determine which voting options are available to you. Please be aware that any costs related to voting over the Internet, such as Internet access charges, will be your responsibility.

All properly signed proxies that are received before the polls are closed at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, they will be voted “FOR” the election of each of the nine nominees for director and “FOR” ratification of the selection of the independent registered public accounting firm.

Voting in Person

If you are a stockholder of record and plan to attend the Annual Meeting and wish to vote in person, you will be given a ballot at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the Annual Meeting, you must bring to the Annual Meeting a legal proxy from the record holder of the shares (your broker or other nominee) authorizing you to vote at the Annual Meeting.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before the proxy is voted at the Annual Meeting. A proxy may be revoked in any of the following three ways:

(1)	By delivering to our Corporate Secretary (at our executive offices at 21650 Oxnard Street, Woodland Hills, California 91367) a signed written notice of revocation bearing a later date than the proxy, stating that the proxy is revoked before 6:00 p.m. (Central Time) on May 7, 2008;

(2)	By duly executing a subsequently dated proxy relating to the same shares of Common Stock and delivering it to our Corporate Secretary or submitting it by telephone by calling 1-800-560-1965, or electronically via the Internet at http://www.eproxy.com/hnt before 12:00 p.m. (Central Time) on May 7, 2008; or

(3)	By attending the Annual Meeting in person and voting such shares during the Annual Meeting, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

If your shares are held by a broker bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so.

Solicitation

We will bear the entire cost of the solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional materials furnished to stockholders. Proxies may be solicited by directors, officers and a small number of our regular employees personally or by mail, telephone or telegraph, but such persons will not be specially compensated for such service. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of our Common Stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to such owners.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Annual Meeting, please contact our Investor Relations department at (800) 291-6911.

Your vote is important. Please sign, date and return a proxy card (or vote your shares over the Internet or by telephone) promptly so your shares can be represented, even if you plan to attend the Annual Meeting in person. The voting results will be included in our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2008.

INTRODUCTION

We are an integrated managed care organization that delivers managed health care services through health plans and government sponsored managed care plans. We operate and conduct our businesses through subsidiaries of Health Net, Inc., which is among the nation’s largest publicly traded managed health care companies. Unless the context otherwise requires, the terms “Health Net,” “we,” “us,” and “our” refer to Health Net, Inc. and its subsidiaries.

Our health plans and government contracts subsidiaries provide health benefits through our health maintenance organizations (“HMOs”), insured preferred provider organizations (“PPOs”) and point-of-service (“POS”) plans to approximately 6.6 million individuals across the country through group, individual, Medicare, (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, TRICARE and Veterans Affairs programs. Our behavioral health services subsidiary, Managed Health Network, provides behavioral health, substance abuse and employee assistance programs to approximately 7.0 million individuals, including our own health plan members. Our subsidiaries also offer managed health care products related to prescription drugs and offer managed health care product coordination for multi-region employers and administrative services for self-funded benefits programs. In addition, we own health and life insurance companies licensed to sell PPO, POS, exclusive provider organization (“EPO”) and indemnity products, as well as auxiliary non-health products such as life and accidental death and dismemberment, dental, vision, behavioral health and disability insurance, including our Medicare Part D Pharmacy coverage under Medicare.

We were incorporated in 1990. Our current operations are the result of the April 1, 1997 merger transaction (the “FHS Combination”) involving Health Systems International, Inc. (“HSI”) and Foundation Health Corporation (“FHC”). We changed our name to Health Net, Inc. in November 2000. Prior to the FHS Combination, we were the successor to the business conducted by Health Net of California, Inc., now our HMO subsidiary in California, and HMO and PPO networks operated by QualMed, Inc. (“QualMed”), which combined with us in 1994 to create HSI.

The mailing address of our principal executive office is 21650 Oxnard Street, Woodland Hills, CA 91367, and our Internet Web site address is www.healthnet.com.

PROPOSAL 1—ELECTION OF DIRECTORS

General; Board Structure

Our certificate of incorporation provides for directors to be elected on an annual basis. Under our certificate of incorporation and bylaws, the Board of Directors will consist of between three and twenty members, with the exact number to be fixed from time to time by the Board of Directors. The number of members constituting the Board of Directors has been fixed by the Board of Directors at twelve.

Our Board of Directors currently consists of nine members. Assuming the election of each of the director nominees at the Annual Meeting, the Board will continue to consist of nine members. We have engaged a third party search firm to assist the Governance Committee of our Board of Directors in the process of identifying and evaluating potential new director candidates.

Our bylaws contain certain mandatory retirement and resignation provisions that apply to members of our Board of Directors. Specifically, a director will be deemed to have retired and resigned from the Board of Directors effective immediately prior to the first annual meeting of stockholders occurring after such director attains seventy-two years of age. However, with respect to members of the Board of Directors who were serving as of February 4, 1999, this retirement and resignation applies once such director reaches seventy-five years of age. Additionally, the Board of Directors has the power to waive the application of these provisions on a case-by-case basis by affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. The Board of Directors has waived the application of such provisions with respect to Patrick Foley (who is seventy-six years of age and was a member of the Board of Directors on February 4, 1999) for one year. None of the other director nominees are affected by this mandatory retirement provision.

Our bylaws also provide that a director who has held office for any period of nine consecutive years after October 14, 2003 shall not be qualified to be elected as a director at the first annual meeting of stockholders occurring after the end of such ninth consecutive year and shall be deemed to have retired and resigned from the Board of Directors effective immediately upon the completion of such ninth consecutive year in office; provided, however, that the Board of Directors shall have the power to waive the application of such provisions to a given director on a case-by-case basis by an affirmative vote of two-thirds of the directors after considering all of the applicable facts and circumstances. This provision does not affect any of the director nominees.

Director Nominees

At the Annual Meeting, stockholders will elect nine directors. Each director will be re-elected to hold office for a term of one year or until the 2009 Annual Meeting of Stockholders. Each elected director will continue in office until such director’s successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.

Pursuant to our bylaws, the Governance Committee of our Board of Directors has designated the following nine nominees for election. Each of the nominees has consented to serve as a director if elected. There are no family relationships among any directors. The following table sets forth certain information with respect to the nominees:

Name	Age	Director Since	Principal Occupation or Employment	Position(s) with Health Net
Theodore F. Craver, Jr.(1)(4)	56	2004	Chairman and Chief Executive Officer of Edison Mission Energy	Director
Vicki B. Escarra(2)(3)	53	2006	President and Chief Executive Officer of America’s Second Harvest- The Nation’s Food Bank Network	Director
Thomas T. Farley(1)(2)(4)	73	1997	Senior Partner of Petersen & Fonda, P.C.	Director
Gale S. Fitzgerald(1)(3)	57	2001	Former Chair and Chief Executive Officer of the Computer Task Group, Inc.	Director
Patrick Foley(2)(3)(4)	76	1997	Former Chairman, President and Chief Executive Officer of DHL Airways, Inc. and Director of various companies	Director
Jay M. Gellert	54	1999	Our President and Chief Executive Officer	President and Chief Executive Officer, Director
Roger F. Greaves	70	1997	Our Chairman of the Board, Former Co-President and Co-Chief Executive Officer and Director of various companies	Chairman of the Board
Bruce G. Willison(2)(3)(4)	59	2000	Former Dean and Current Professor in Management, UCLA Anderson School of Management	Director
Frederick C. Yeager(1)(3)	66	2004	Senior Vice President, Finance of Time Warner, Inc.	Director

(1)	Current member of the Audit Committee
(2)	Current member of the Governance Committee
(3)	Current member of the Compensation Committee
(4)	Current member of the Finance Committee

As set forth under “Meeting and Voting Information—Quorum and Votes Required,” the persons receiving a plurality of the votes cast, up to the number of directors to be elected, shall be elected. Abstentions and broker non-votes will not be counted, and stockholders eligible to vote at the Annual Meeting do not have cumulative voting rights with respect to the election of directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the nine nominees named above. Since only nine nominees have been named, proxies cannot be voted for a number of persons greater than nine.

It is expected that the nominees named above will stand for election at the 2008 Annual Meeting of Stockholders, but if any of the nominees declines or is unable to do so, the proxies will be voted for another person or persons designated by the Governance Committee of our Board of Directors.

The Board of Directors recommends a vote

FOR each named nominee.

Information Concerning Current Members of the Board of Directors and Nominees

Mr. Craver has served as our director since March 2004. Mr. Craver has served in many different capacities at Edison International (“Edison”), an international electric power generator, distributor and structured finance provider since 1996. Since January 2005, Mr. Craver has served as Chairman and Chief Executive Officer of Edison Mission Energy, an Edison company that owns and operates independent power production facilities, and Chief Executive Officer of Edison Capital, an Edison company that is a provider of capital and financial services. Mr. Craver has served as Executive Vice President, Chief Financial Officer and Treasurer of Edison International, an international electric power generator, distributor and structured finance provider since January 2000, and in other financial and executive management positions since 1996. From 1984 to 1996, Mr. Craver held various financial management positions at First Interstate Bancorp, including Executive Vice President and Corporate Treasurer and Executive Vice President and Chief Financial Officer of a banking subsidiary. Mr. Craver served in various capital markets trading, underwriting and marketing positions at Bankers Trust Company of New York from 1980 to 1984 and at Security Pacific National Bank from 1973 to 1980. Mr. Craver is also currently a director of the Autry National Center and the Orange County Performing Arts Center, both non-profit organizations.

Ms. Escarra has served as our director since July 2006. Ms Escarra has served as President and CEO of America’s Second Harvest—The Nation’s Food Bank Network, since March 2006. Prior thereto, Ms. Escarra had a 30-year career at Delta Air Lines, Inc. (“Delta”). Most recently, from May 2001 until October 2004, Ms. Escarra served as Delta’s Executive Vice President and Chief Marketing Officer, where she was responsible for expanding Delta’s revenue by establishing unique agreements with organizational partners, restructured the customer loyalty program and created a consumer research department to analyze brand positioning for organizational advancement. From July 1998 to May 2001, Ms. Escarra served as Delta’s Executive Vice President, Customer Service, where she was responsible for corporate customer service strategy and leading a work force of 52,000 individuals including flight attendants, call center personnel, airport personnel, cargo personnel and customer care representatives. Ms. Escarra began her career at Delta as a flight attendant, and rose through the organization in human resources, in-flight services operations, reservation sales, marketing and customer service. Ms. Escarra is a former director of A.G. Edwards Inc. and former Chair of the Board of the Atlanta Convention and Visitors Bureau.

Mr. Farley has served as our director since April 1997. Previously, he served as a director of HSI since January 1994. Mr. Farley served as a director of QualMed from February 1991 until February 1995 and has been a senior partner in the law firm of Petersen & Fonda, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley was a director of the Public Service Company of Colorado, a public gas and electric company, from 1983 to 1997, and a former director of Colorado Public Radio. Mr. Farley is a current director/advisor of Wells Fargo Bank of Pueblo and Sunset, Chairman of the Advisory Committee to the School of Business at Colorado State University of Pueblo, and a member of the Board of Regents of Santa Clara University, a Jesuit institution. He was recently appointed by the Governor of Colorado to the Board of Governors, the nine member governing board of the Colorado State University System.

Ms. Fitzgerald has served as our director since March 2001. From July 2002 through October 2002, Ms. Fitzgerald served as President and Chief Executive Officer of QP Group, a procurement solutions company. From October 1994 to June 2000, Ms. Fitzgerald served as Chair and Chief Executive Officer of Computer Task Group, Inc., an international information technology services firm. Ms. Fitzgerald also served on the Board of Directors of Kaleida Health System in Buffalo, New York from 1995 to 2002, and was Vice Chair from 2000 to 2002, and served on the Advisory Board of the University of Buffalo’s School of Management from 1993 to 2001. Ms. Fitzgerald served on the Boards of Directors of the Information Technology Services (“ITS”) Division of Information Technology Association of America (“ITAA”) and of ITAA from 1992 to 2002, and was Chair of the ITS Board from 1998 to 2002. Ms. Fitzgerald is a director of Diebold, Inc., a company which specializes in providing integrated self-service delivery systems and services, and is a director and a member of the audit committee of Cross Country Healthcare, Inc., a healthcare staffing company. Ms Fitzgerald is also a founding partner and director of TranSpend, Inc. a privately held firm focused on total spend optimization.

Mr. Foley has served as our director since April 1997. Mr. Foley served as a director of FHC from 1996 until the FHS Combination in April 1997. Mr. Foley served as Chairman and Chief Executive Officer of DHL Airways, Inc. from September 1988 through July 1999.

Mr. Gellert has served as our director since February 1999 and has served as our President and Chief Executive Officer since August 1998. Previously Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, he was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently a director of America’s Health Insurance Plans.

Mr. Greaves has served as our director since April 1997 and was appointed Chairman of the Board of Directors in January 2004. Mr. Greaves served as a director of HSI from January 1994 until the FHS Combination in April 1997. Mr. Greaves served as our Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer from January 1994 (upon consummation of the HSI Combination) until March 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of H.N. Management Holdings, Inc. (a predecessor to Health Net) since its incorporation in June 1990. Mr. Greaves currently serves as Chairman of the Board of Directors of Health Net of California, Inc. (“HN California”), our subsidiary. Mr. Greaves also served a prior term as Chairman of the Board of Directors of HN California, and concurrently served as President and Chief Executive Officer of HN California. Prior to joining HN California, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate Insurance Company from 1962 until 1968. Mr. Greaves serves as an Honorary Member of the Board of Trustees of California State University at Long Beach.

Mr. Willison has served as our director since December 2000. Mr. Willison served as Dean, UCLA Anderson School of Management from July 1999 to January 2007, and is currently a Professor in Management of UCLA Anderson School of Management. From April 1996 to October 1998, Mr. Willison served as President and Chief Operating Officer of H.F. Ahmanson, Inc. (Home Savings of America). Prior thereto, Mr. Willison was Chairman, President and Chief Executive Officer of First Interstate Bank of California from February 1991 to April 1996. Mr. Willison is also a director of Move, Inc. and Indymac Bancorp, Inc., and is a trustee of SunAmerica’s Seasons and Series Trusts.

Mr. Yeager has served as our director since March 2004. Mr. Yeager has served as Senior Vice President, Finance of Time Warner, Inc., a media and entertainment company, since December 2000 and leads teams responsible for global strategic sourcing, supplier diversity and investment of employee benefits assets. Mr. Yeager also currently serves as the chair of the Time Warner Investment Committee. From May 1995 to December 2000, Mr. Yeager was Vice President, Finance and Development for Time Warner and led teams responsible for financial and business planning, mergers and acquisitions, treasury, capital structure planning and capital markets transactions, and for managing Time Warner’s relationships with commercial and investment banks and debt-rating agencies. Prior thereto, Mr. Yeager had a 27-year career with Ford Motor Company where he held executive and management positions in the Finance Staff, the Treasurer’s Office, the Product Development Group, the Financial Services Group, Ford of Europe and Ford Motor Credit Company. Mr. Yeager began his career at Ford in 1968 as an Operations Research Analyst.

EXECUTIVE OFFICERS

The following sets forth certain biographical information with respect to our current executive officers, and all individuals who served as our executive officers during 2007.

Name	Age	Position
Jay M. Gellert	54	President and Chief Executive Officer
James E. Woys	49	Executive Vice President, Chief Operating Officer and Former Interim Chief Financial Officer
Joseph C. Capezza, CPA	53	Executive Vice President, Chief Financial Officer
Stephen D. Lynch	57	President, Health Plan Division
Karin D. Mayhew	57	Senior Vice President of Organization Effectiveness
David W. Olson	57	Senior Vice President, Corporate Communications
Linda V. Tiano, Esq.	50	Senior Vice President, General Counsel and Secretary
Steven H. Nelson	49	Former President, Health Net of the Northeast and Senior Products
B. Curtis Westen, Esq.	47	Former Senior Vice President, General Counsel and Secretary, Former Senior Vice President and Special Counsel

Mr. Gellert has served as our President and Chief Executive Officer since August 1998. Previously, Mr. Gellert served as our President and Chief Operating Officer from May 1997 until August 1998. From April 1997 to May 1997, Mr. Gellert served as our Executive Vice President and Chief Operating Officer. Mr. Gellert served as President and Chief Operating Officer of HSI from June 1996 until March 1997. He served on the Board of Directors of HSI from June 1996 to April 1997. Mr. Gellert has been our director since March 1999. Prior to joining HSI, Mr. Gellert directed Shattuck Hammond Partners Inc.’s strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician group practice integration. Prior to joining Shattuck Hammond Partners Inc., Mr. Gellert was an independent consultant, and from 1988 to 1991, he served as President and Chief Executive Officer of Bay Pacific Health Corporation. From 1985 to 1988, Mr. Gellert was Senior Vice President and Chief Operating Officer for California Healthcare System. Mr. Gellert has been a director of Ventas, Inc. since August 2001. Mr. Gellert is currently a director of America’s Health Insurance Plans.

Mr. Woys has served as our Executive Vice President, Chief Operating Officer since November 12, 2007. Previously, Mr. Woys had been acting as our Interim Chief Financial Officer since November 10, 2006, and had served as President, Government and Specialty Services since October 2005. Prior thereto, he served as President of Health Net Federal Services from February 2001 to October 2005. Mr. Woys served as Chief Operating Officer and President of Health Net Federal Services from November 1999 to February 2001. Mr. Woys served as Chief Operating Officer and Senior Vice President for Foundation Health Federal Services from February 1998 to November 1999. Mr. Woys served as Senior Vice President of Foundation Health Federal Services from January 1995 to February 1998. From January 1990 to January 1995, Mr. Woys served as Vice President and Chief Financial Officer of the Government Division of FHC. Mr. Woys served as Director of Corporate Finance/Tax for FHC from October 1986 to January 1990. Prior to Mr. Woys’ employment with FHC, he was employed by Price Waterhouse from 1982 to 1986 and by Arthur Andersen & Co. from 1980 to 1982.

Mr. Capezza has served as our Executive Vice President, Chief Financial Officer since November 1, 2007. Prior to joining Health Net, Mr. Capezza served as Chief Financial Officer at Harvard Pilgrim Health Care from January 2002 to October 2007. From June 2000 to December 2001, Mr. Capezza served as Senior Vice President and Chief Financial Officer at Group Health Incorporated. Prior thereto, Mr. Capezza had a long career with Reliance Insurance Group, where he served as Senior Vice President and Chief Financial Officer at Reliance Reinsurance Corp. from February 1990 to May 2000. From 1985 to 1990, Mr. Capezza served as Vice President and Chief Financial Officer at Willcox Incorporated Reinsurance Intermediaries, and from 1983 to 1985, Mr. Capezza served as Vice President and Controller at Skandia America Reinsurance Company. From 1976 to 1983, Mr. Capezza served as General Practice Manager—Insurance Industry Specialist at Coopers & Lybrand, LLP.

Mr. Lynch has served as our President, Health Plan Division since November 12, 2007. Previously, Mr. Lynch had served as our President, Regional Health Plans since January 2005. Prior thereto, Mr. Lynch served as Chief Operating Officer for our Western Region since June 2004. Mr. Lynch served as President, Health Net of Oregon from August 2001 to June 2004. Prior to his service at Health Net, from 1994 to 2001, Mr. Lynch served in a variety of positions at PacifiCare of Oregon, most recently as Vice President and General Manager.

Ms. Mayhew has served as our Senior Vice President of Organization Effectiveness since April 1999. Prior to joining us, Ms. Mayhew served as Senior Vice President, Organization Development of Southern New England Telecommunications Company (“SNET”), a northeast regional information, entertainment and telecommunications company based in Connecticut. Prior thereto, Ms. Mayhew served in various capacities at SNET, including Vice President, Human Resources, since 1972.

Mr. Olson has served as our Senior Vice President, Corporate Communications since May 1999. Mr. Olson was previously Vice President, Investor and Public Relations for HSI, one of Health Net’s predecessor companies. Prior to joining HSI in 1994, Mr. Olson was Vice President, Corporate Communications for National Medical Enterprises, Inc. (“NME”), having joined NME in 1989 as director of Shareholder Communications.

Ms. Tiano has served as our Senior Vice President, General Counsel and Secretary since February 1, 2007. Ms. Tiano served as Senior Vice President and General Counsel for WellChoice, Inc., the parent of Empire Blue Cross and Blue Shield of New York, from September 1995 to December 2005. Following WellChoice’s acquisition by WellPoint, Inc. in late 2005, Ms. Tiano served as Vice President and Deputy General Counsel for the East Region and National Accounts for WellPoint until November 1, 2006. Before WellChoice, Ms. Tiano was Vice President and General Counsel of MVP Health Plan in New York (“MVP”) from August 1992 to September 1995. Prior to MVP, Ms. Tiano was a partner in the New York office of Epstein Becker & Green.

Mr. Nelson served as our President, Health Net of the Northeast and Senior Products from March 2007 until his resignation from Health Net effective November 30, 2007. From January 2005 until March 2007 Mr. Nelson served as our President, Health Net of the Northeast. From June 2004 to January 2005, Mr. Nelson served as Chief Operating Officer of Health Net of the Northeast. Prior thereto, Mr. Nelson served as Senior Vice President, Senior Products Division, of our Medicare division from August 2003 to June 2004. Prior to joining us, Mr. Nelson was Chief Operating Officer and Vice President of Network Management of United HealthCare’s Arizona market from 2000 to 2003.

Mr. Westen served as our Senior Vice President, General Counsel and Secretary from April 1997 until his resignation from those positions effective February 1, 2007. Mr. Westen then served as Senior Vice President and Special Counsel from February 1, 2007 until his resignation from Health Net effective July 31, 2007. Mr. Westen served as Senior Vice President, General Counsel and Secretary of HSI from April 1995 to April 1997. Mr. Westen served as Senior Vice President, General Counsel and Secretary of QualMed from February 1994 to April 1995, and served as Vice President of Administration of QualMed from June 1993 until February 1994. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed from March 1992 until June 1993. From September 1986 until March 1992 Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

Certain Relationships and Related Party Transactions

We have adopted a written Related Party Transaction Policy (the “Policy”), which Policy has been approved by the Audit Committee of the Board of Directors (“Audit Committee”) in accordance with its charter. The Policy outlines our policies and procedures for the review, approval or ratification of certain transactions in which any of our directors or director nominees, our executive officers, holders of more than five percent (5%) of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. The Policy provides, among other things, for any proposed related party transaction to be submitted to the Audit Committee, or under delegated authority to the Chair of the Audit Committee (the “Chair”) for approval. The factors to be considered by the Audit Committee, or Chair, as applicable, when reviewing such related party transaction shall include, but are not limited to, the following: (i) the benefits to Health Net; (ii) the impact on a director’s independence in the event the related party is a member of the board, an immediate family member of a member of the Board or an entity in which a member of the Board is a partner, shareholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. The Policy also provides that if we find that a related party transaction is ongoing that did not receive prior approval by the Audit Committee, or Chair, as applicable, then such transaction will be promptly submitted to the Audit Committee or Chair, for consideration of all of the relevant facts and circumstances available, and taking into account the same factors as described above, to determine whether the transaction should be ratified, amended or terminated. If a related party transaction is completed that did not receive prior approval, the Audit Committee, or Chair, as applicable, shall evaluate the transaction, taking into account the same factors as described above, to determine if rescission of the transaction is appropriate. In the case of an ongoing or completed related party transaction that did not receive prior approval in accordance with the Policy, the General Counsel shall evaluate our controls and procedures to ascertain the reason(s) the transaction was not submitted for prior approval and whether any changes to these procedures are recommended. The Chair shall report to the Audit Committee at the next Audit Committee meeting any approval, ratification, amendment or rescission of a related party transaction made by such Chair under his or her delegated authority pursuant to the Policy.

On March 28, 2007, the Audit Committee, in accordance with the Policy, pre-approved the following related party transaction: Jonathan Mayhew, the step-son of our Senior Vice President of Organization Effectiveness, is the President and the 55% equity owner of two limited liability companies (the “LLCs”) that entered into a contract with Health Net to provide certain disability advocacy services to eligible health plan members (the “Agreement”). The Agreement, which became effective during the second quarter of 2007, has an initial two-year term and a potential value to the LLCs of approximately $5,400,000. In addition, we reimburse the expenses of Erika Greaves, the spouse of our Chairman of the Board, related to her attendance (including the costs of travel, food and lodging) at Celebration of Children meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a company sponsored charity program. In 2007, we reimbursed Mrs. Greaves approximately $20,442 in connection with her attendance at Celebration of Children meetings and events.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Conduct

Members of our Board of Directors are elected by the holders of Common Stock and represent the interests of all stockholders. Our Board of Directors meets periodically to review significant developments affecting us and to act on matters requiring Board approval. Although the Board of Directors delegates many matters to others, it reserves certain powers and functions to itself.

Our Board of Directors has established Corporate Governance Guidelines that it follows in matters of corporate governance. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. Our Corporate Governance Guidelines and Code of Business Conduct and Ethics are published on our Web site at www.healthnet.com and are available in print upon written request, addressed to our Corporate Secretary.

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors met a total of seventeen times in 2007. Each member of our Board of Directors was present for 75% or more of the combined total of (i) all meetings of such Board of Directors held in 2007 (during the period he/she served as a director) and (ii) all meetings of all committees of such Board of Directors held in 2007 on which he/she served (during the period he/she served). Our non-management directors meet in executive session without management on a regularly scheduled basis, but not less frequently than quarterly. The non-executive Chairman presides at such executive sessions, or in his absence, a non-management director designated by such non-executive Chairman. In addition, it is our policy that each of our directors attend the Annual Meeting. All of our current directors were in attendance at the 2007 Annual Meeting.

Director Independence

On an annual basis, with the assistance of the Governance Committee, our Board of Directors reviews the independence of all directors and affirmatively makes a determination as to the independence of each director. To assist in making this determination, the Board has adopted independence guidelines which are designed to conform to, or be more exacting than, the independence requirements set forth in the listing standards of the NYSE. The guidelines are attached as Appendix A to this proxy statement. In addition to applying these guidelines, the Board considers any and all additional relevant facts and circumstances in making an independence determination.

Our Board of Directors has determined that the following directors qualify as independent under NYSE listing standards: Theodore F. Craver, Jr., Vicki B. Escarra, Thomas T. Farley, Gale S. Fitzgerald, Patrick Foley, Roger F. Greaves, Bruce G. Willison and Frederick C. Yeager. Under the NYSE listing standards, no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making such determination the Board of Directors reviewed all current and past relationships between Health Net and members of the Board of Directors and their immediate family members. Additionally, the Board of Directors reviewed and considered certain expense reimbursements paid by Health Net to members of the Board of Directors or their immediate family members, which were determined to be either directly related to a bona fide business purpose or immaterial in amount.

In determining that Mr. Greaves is independent, the Board considered the following additional factors: (i) Mr. Greaves’ prior employment with Health Net, which ended more than twelve years ago; (ii) the lifetime health benefits from Health Net (or any successor) that Mr. Greaves and his spouse received in conjunction with his retirement from Health Net as an employee; and (iii) the fact that his wife serves as a volunteer with Celebration of Children, a Health Net-sponsored charity, and receives certain expense reimbursements related to such service. In light of the significant time period since Mr. Greaves’ resignation and the fact that his receipt of health benefits is in no way contingent upon continued service to Health Net, the business purpose of the expense reimbursements, and the fact that Mrs. Greaves receives no salary compensation (only reimbursement of documented expenses) for her service to Celebration of Children, the Board judged that these were not material relationships under NYSE listing standards and therefore determined Mr. Greaves to be independent under such standards.

Committees of the Board of Directors

Our bylaws establish the following committees of the Board of Directors: the Audit Committee, the Governance Committee, the Compensation Committee and the Finance Committee. Our bylaws further provide that additional committees may be established by resolution adopted by a majority of the Board. From time to time, the Board establishes various ad hoc committees by resolution. A majority of the Board of Directors selects the directors to serve on the committees of the Board of Directors upon recommendation of the Governance Committee.

Audit Committee.

The Audit Committee of our Board of Directors currently consists of Messrs. Craver (Chairman), Farley, Yeager and Ms. Fitzgerald. Each of the current members of the Audit Committee served on the Audit Committee from January 2007 to December 2007. Our Board of Directors has determined that all current Audit Committee members are financially literate under the NYSE listing standards and that all current members of the Audit Committee are independent under NYSE listing standards and under the requirements of SEC Rule 10A-3. Messrs. Craver and Yeager have each been determined by the Board to be an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. Our Audit Committee held twelve meetings in 2007.

Audit Committee Responsibilities.    The Audit Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Audit Committee charter, the Audit Committee is responsible for, among other things:

•

appointing, compensating, retaining, terminating and overseeing the work of any registered public accounting firm (“independent auditors”) engaged to prepare or issue an audit report or perform other audit or non-audit services for us;

•	pre-approving all audit services and permitted non-audit services, including the proposed fees related thereto, to be performed for us by the independent auditors;

•

obtaining and reviewing, at least annually, a report from the independent auditors with respect to matters affecting the independent auditors’ internal quality-control procedures, independence and other material issues surrounding the auditing process;

•

reviewing and discussing with the independent auditors their annual audit plan (for annual and quarterly reporting purposes), including the timing and scope of audit activities, and monitoring such plan’s progress and results during the year;

•

reviewing with management and the independent auditors our practices with respect to, among other things: the disclosures in our annual audited financial statements and quarterly financial statements; the process surrounding certain accounting estimates; treatment of significant transactions not a part of our regular operations; significant adjustments to our financial statements; risk assessment; risk management; and our critical accounting policies;

•	reviewing and resolving all disagreements, problems or difficulties between our independent auditors and management regarding financial reporting;

•	reviewing and reporting to the Board on the performance and the independence of the independent auditors;

•

reviewing, on a regular basis, the adequacy and effectiveness of our accounting and internal control policies and procedures, through inquiry and discussions with management and the independent auditors;

•

reviewing the Audit Committee’s involvement and interaction with our internal audit function; the services provided by our internal audit function; and the controls that management has established to protect the integrity of the quarterly reporting process;

•	reviewing our policies relating to the ethical handling of conflicts of interest and reviewing transactions between us and members of our management;

•

monitoring compliance with our Code of Business Conduct, including discussing with management and the independent auditors established standards of conduct and performance, and deviations therefrom; and

•	reviewing with management, at the request of the Board, significant financial matters affecting us, whether or not related to a review of quarterly or annual financial statements.

Governance Committee.

The Governance Committee of our Board of Directors is currently comprised of Messrs. Willison (Chairman), Farley, Foley, and Ms. Escarra. Each of the current members of the Governance Committee served on the Governance Committee from January 2007 to December 2007. Each of the current members of the Governance Committee is independent under NYSE listing standards. The Governance Committee held five meetings in 2007.

Governance Committee Responsibilities.    The Governance Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Governance Committee charter, the Governance Committee is responsible for, among other things:

•	establishing procedures for evaluating the credentials and suitability of potential director nominees proposed by our management or stockholders;

•

reviewing qualifications of candidates for Board membership from whatever source received and identifying individuals qualified to serve as our directors, consistent with the criteria established by the Board of Directors;

•	selecting individuals qualified to serve as director nominees for election by the stockholders at each annual meeting of our stockholders;

•	nominating qualified individuals to fill vacancies on the Board of Directors which occur between annual meetings of our stockholders;

•

reviewing annually the relationship each director has with us (i.e. directly, as a partner, shareholder or officer of an organization that has a relationship with us) and the categorical director independence standards adopted by the Board;

•	recommending individual Board members for designation as members of committees on the Board of Directors;

•	advising the Board of Directors with respect to the Board’s procedures and committees;

•

developing and recommending to the Board of Directors a set of corporate governance guidelines applicable to us and advising the Board of Directors with respect to the corporate governance guidelines applicable to us;

•	overseeing the evaluation of the Board of Directors and our management; and

•	evaluating our succession plans for the Chairman of the Board, Chief Executive Officer and other senior officers.

In addition, the Governance Committee has responsibility for consideration and recommendation to the Board of Directors the compensation of the Board of Directors. Periodically, the Governance Committee reviews compensation survey data for peer board of director compensation and determines whether any adjustments to the Board of Directors’ compensation are appropriate, and if yes, recommends such adjustments to the Board of Directors. Historically, reviews and adjustments to the Board of Directors’ compensation have occurred less frequently than annually.

The Governance Committee selects director nominees on the basis of the nominee’s possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board of Directors to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation, NYSE listing standards and our bylaws and other corporate governance documents.

The Governance Committee identifies potential director nominees from many sources. The Governance Committee asks current directors and executive officers to notify the Committee if they become aware of persons meeting the criteria described above who may be available to serve on the Board. From time to time, the Governance Committee also engages third party search firms that specialize in identifying director candidates. The Governance Committee is currently working with a third party search firm to assist the Governance Committee in the process of identifying and evaluating potential new director candidates. The Governance Committee also considers director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a director candidate considered by the Governance Committee for inclusion on the slate of nominees, a stockholder must submit the recommendation in writing and must include the following information:

•	the name and record address of the stockholder;

•	evidence of number of shares of our Common Stock which are owned beneficially or of record by the stockholder and the length of time owned;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of Health Net; and

•	the candidate’s signed consent to be named as a director if selected by the Governance Committee and nominated by the Board of Directors.

The stockholder’s recommendation and information described above must be sent to our Corporate Secretary at 21650 Oxnard Street, Woodland Hills, California 91367 and received by the Secretary not less than 120 days prior to the anniversary date of our most recent annual meeting of stockholders.

Once a person has been identified by the Governance Committee as a potential candidate, the Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Governance Committee determines that the candidate warrants further consideration, the Chairman of the Governance Committee or another member of the Governance Committee contacts the candidate. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors, the Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Governance Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Governance Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

In connection with the 2008 Annual Meeting and in accordance with the above guidelines, the Governance Committee nominated for re-election each of the following nine nominees: Ms. Escarra, Ms. Fitzgerald and Messrs. Craver, Farley, Foley, Gellert, Greaves, Willison and Yeager.

Compensation Committee.

The Compensation Committee currently consists of Ms. Fitzgerald (Chair), Ms. Escarra and Messrs. Foley, Willison and Yeager. Each of the current members of the Compensation Committee served on the Compensation Committee from January 2007 through December 2007. Each of the current members of the Compensation Committee is intended to qualify as a “non-employee director” within the meaning of Section 16 of the Exchange Act, an “outside director” for Section 162(m) purposes and independent under NYSE listing standards. Mr. Greaves, in his capacity as Chairman of the Board, regularly attends Compensation Committee meetings but, since he is not a member of the Compensation Committee, he does not vote on any Compensation Committee actions. In 2007, our Compensation Committee held seven meetings.

Compensation Committee Responsibilities.    The Compensation Committee is governed by a charter, a current copy of which is available on our Web site at www.healthnet.com. A copy of the charter is also available in print to stockholders upon request, addressed to our Corporate Secretary. Pursuant to the Compensation Committee charter, the Compensation Committee is responsible for, among other things:

•

evaluating annually the performance of the Chief Executive Officer (the “CEO”) in light of the goals and objectives of our executive compensation plans, and, either as a committee or together with other independent directors (as directed by the Board), determining and recommending for approval by the independent directors of the Board of Directors, the CEO’s compensation level based on this evaluation, which recommendation is subject to ratification, modification or rejection by the independent directors of the Board of Directors;

•

evaluating annually the performance of our most highly compensated officer (other than the CEO) (for 2007, the EVP, Chief Operating Officer and Former Interim Chief Financial Officer) in light of the goals and objectives of our executive compensation plans, and recommending to the Board such officer’s compensation level, which recommendation is subject to ratification, modification or rejection by the Board of Directors;

•

evaluating annually the performance of our senior officers who occupy jobs that the Compensation Committee, solely for purposes of evaluating compensation, determines to have the highest impact on us (the “Senior Officers”), including the “Executive Officers” listed previously herein (excluding the CEO and the second most highly compensated officer, as provided above), and approving each such Senior Officer’s compensation level;

•

reviewing and approving, on a general and policy level basis only, the compensation and benefits of officers, managers and employees other than the CEO, our second mostly highly compensated officer and the Senior Officers, and advising the Board of Directors of actions taken;

•

reviewing the goals and objectives of our compensation plans and other employee benefit plans, including incentive-compensation and equity-based plans, and amend, or recommend that the Board amend, these goals and objectives if the Compensation Committee deems it appropriate;

•	reviewing and approving any severance or termination arrangements to be made with any of our Senior Officers;

•	reviewing perquisites or other personal benefits to our Senior Officers and recommending any changes to the Board of Directors; and

•

performing such duties and responsibilities as may be assigned to the Board of Directors or the Compensation Committee under the terms of any compensation or other employee benefit plan, including any incentive-compensation or equity-based plan.

As provided in its charter, the Compensation Committee has the responsibility to review at least annually the performance of the CEO, the second-highest paid executive officer and the Senior Officers (the “Oversight Positions”). The Compensation Committee has the authority to approve the compensation for all Oversight Positions, except that the Board of Directors has the responsibility to determine the compensation for the CEO and second-highest paid executive. When making such determination, the Board of Directors takes into consideration the Compensation Committee’s recommendation regarding the compensation for the CEO and second-highest paid executive, and may choose to ratify, modify or reject such recommendation. The annual performance review of the Oversight Positions occurs in the first quarter of the calendar year following the previous 12-month performance period, and such review cannot be delegated to anyone other than the Compensation Committee. The Compensation Committee reviews all relevant data when determining, and recommending to the Board of Directors, as the case may be, executive compensation including, but not limited to, salary survey/market data for the job; individual and Health Net overall performance compared to our business plan; relative performance to our peer group; industry factors during the performance period; and the executive’s compensation progression over time compared to their development, expected future contributions to our success and retention concerns. The CEO and his direct reports have the responsibility to review and approve all executive compensation, other than the “Oversight Positions”, on an annual basis. This annual review process includes the same relevant factors listed above. The Compensation Committee is not responsible for considering or determining compensation for the Board of Directors, this is the responsibility of the Governance Committee and Board of Directors as discussed above in the “Governance Committee” section of this proxy.

The Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that Health Net’s executive compensation program remains aligned with best practice. To this end, the Compensation Committee has directly retained the services of the consulting firm Semler Brossy Consulting Group, Inc. since May 2007 to assist the Compensation Committee in evaluating executive compensation matters. Prior to that, the Compensation Committee engaged Mercer Human Resource Consulting, Inc. as its compensation consultant. The Compensation Committee directly selected and retained each compensation consultant. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultants to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultants’ fees and other retention terms that relate to the compensation consultants’ work. The compensation consultants report directly and exclusively to the Compensation Committee. For a full discussion of the services that the consulting firm provides to our Compensation Committee to assist it in structuring and evaluating our executive compensation programs, plans and practices, see the “Compensation Discussion and Analysis” section of this proxy.

Finance Committee.

The Finance Committee of the Board of Directors currently consists of Messrs. Foley (Chairman), Craver, Farley and Willison. Each of the current members of the Finance Committee served on the Finance Committee from January 2007 through December 2007. In 2007, our Finance Committee held twelve meetings.

Finance Committee Responsibilities.    The Finance Committee is responsible for, among other things:

•	reviewing our investment policies and guidelines;

•	monitoring the performance of our investment portfolio;

•	reviewing, in coordination with the Audit Committee, our financial structure and operations in light of our long-term objectives;

•	reviewing and recommending to the Board of Directors appropriate action on proposed acquisitions and divestitures;

•	establishing appropriate authority levels for various officials of Health Net with respect to mergers and acquisitions transactions, divestiture transactions and capital expenditures; and

•	reviewing and recommending appropriate action with respect to our short- and long-term debt structure.

DIRECTORS’ COMPENSATION

Directors’ Compensation Table for 2007

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Theodore F. Craver, Jr.	130,000		75,783	(2)	0		205,783
Vicki Escarra	83,000		55,118	(3)	0		138,118
Thomas T. Farley	115,000		76,383	(4)	0		191,383
Gale S. Fitzgerald	119,000	(5)	76,383	(6)	0		195,383
Patrick Foley	108,000		76,383	(7)	117,184	(9)	301,567
Roger F. Greaves	201,250		76,383	(8)	284,982	(9)(10)	562,615
Bruce G. Willison	111,000	(5)	76,383	(11)	117,245	(9)	304,628
Frederick C. Yeager	111,000		75,783	(12)	0		186,783

(1)	Consists of compensation cost recognized in our financial statements for 2007 with respect to awards granted in 2007 and prior fiscal years under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“FAS 123R”), excluding the effect of estimated forfeitures related to service-based vesting conditions. See Notes to Consolidated Financial Statements, Note 2-Summary of Significant Accounting Policies Share-Based Compensation Expense of our 2007 Form 10-K for a description of the valuation used in determining this amount.

(2)	During 2007, Mr. Craver received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Craver held 31,027 options to acquire shares of our Common Stock, 16,027 of which were exercisable. Mr. Craver did not hold any unvested shares of our stock at December 31, 2007.

(3)	During 2007, Ms. Escarra received an option grant of 5,713 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $109,593. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Ms. Escarra held 13,213 options to acquire shares of our Common Stock, 2,500 of which were exercisable. Ms. Escarra did not hold any unvested shares of our stock at December 31, 2007.

(4)	During 2007, Mr. Farley received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Farley held 40,000 options to acquire shares of our Common Stock, 25,000 of which were exercisable. Mr. Farley did not hold any unvested shares of our stock at December 31, 2007.

(5)	The amount shown was deferred under the non-employee director deferred compensation plan.

(6)	During 2007, Ms. Fitzgerald received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Ms. Fitzgerald held 56,114 options to acquire shares of our Common Stock, 41,114 of which were exercisable. Ms. Fitzgerald did not hold any unvested shares of our stock at December 31, 2007.

(7)	During 2007, Mr. Foley received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Foley held 77,500 options to acquire shares of our Common Stock, 62,500 of which were exercisable. Mr. Foley did not hold any unvested shares of our stock at December 31, 2007.

(8)	During 2007, Mr. Greaves received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Greaves held 77,500 options to acquire shares of our Common Stock, 62,500 of which were exercisable. Mr. Greaves did not hold any unvested shares of our stock at December 31, 2007.

(9)	During 2000 and 2001, certain stock option grants were made to Messrs. Foley, Greaves and Willison under a Health Net program, that at the time, allowed directors to exchange cash retainer amounts owed to them by Health Net for their services as board members, for stock options (the “Exchange Options”). The Exchange Options had a five-year term. During 2007, it came to our attention that the Exchange Options had expired without being exercised. After investigation by management, it was revealed that Health Net’s compensation information systems listed the Exchange Options as having ten-year terms, and as a consequence, no notice was given to Messrs. Foley, Greaves and Willison prior to the Exchange Options’ expiration. Upon approval by the uninterested members of the Board of Directors, Messrs. Foley, Greaves and Willison received $117,184, $234,429 and $117,245, respectively, which are included in the Other Compensation column of the Director Compensation Table, in order to make them whole for the value of expired Exchange Options. The value of the expired Exchange Options was determined by taking the number of shares of our Common Stock underlying the expired Exchange Options, multiplying it by the closing price of our Common Stock on the expiration date of such expired Exchange Options and subtracting the aggregate exercise price for such expired Exchange Options, as if the director had exercised the Exchange Options immediately prior to the expiration of such Exchange Options.

(10)	The amount shown is also comprised of the following expenses reimbursed to Mr. Greaves’ by Health Net in connection with his, and his spouses’, attendance at certain Health Net functions where Mr. Greaves served a bona fide business purpose that was not directly related to his service as Chairman of the Board, or service as a member on a Health Net subsidiary board: $11,809, $11,080, and $9,129 for Mr. Greaves’ airfare, lodging and automobile transportation expenses, respectively, and $18,535 for Mrs. Greaves’ airfare and automobile transportation expenses when accompanying Mr. Greaves to Health Net related business meetings and events unrelated to Celebration of Children.

(11)	During 2007, Mr. Willison received an option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Willison held 50,237 options to acquire shares of our Common Stock, 35,237 of which were exercisable. Mr. Willison did not hold any unvested shares of our stock at December 31, 2007.

(12)	During 2007, Mr. Yeager received option grant of 7,500 shares of our Common Stock on May 2, 2007, with an aggregate grant date fair market value of $143,873. See Notes to Consolidated Financial Statements, Note 7-Long-Term Equity Compensation Program of our 2007 Form 10-K for a discussion of the assumptions used in determining grant date fair market value. As of December 31, 2007, Mr. Yeager held 31,027 options to acquire shares of our Common Stock, 16,027 of which were exercisable. Mr. Yeager did not hold any unvested shares of our stock at December 31, 2007.

Cash Retainers and Meeting Fees.    For 2007, the annual retainer payable to our non-employee directors was $45,000 per year. During 2007, each non-employee director who chaired the Compensation Committee, Governance Committee and Finance Committee received an additional annual retainer of $10,000 per year. The non-employee director who chaired the Audit Committee received an additional annual retainer of $15,000. Each non-employee director also received a $2,000 fee for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee. Non-employee directors received a $2,000 fee for each Audit Committee meeting attended. In lieu of these retainer and meeting fees, Mr. Greaves received an aggregate sum of $201,250 for his services during 2007 as Chairman of the Board of Directors and as a member of other Health Net subsidiary boards. Upon the recommendation of the Governance Committee, the Board increased Mr. Greaves’ compensation to $18,333 per month for such services during 2008. No fees are paid to Health Net employees for service as a director.

Option Grants.    We maintain a Third Amended and Restated Non-Employee Director Stock Option Plan (the “Director Plan”). Under the Director Plan, 500,000 shares of Common Stock are reserved for initial grants of nonqualified stock options to directors when they join our Board and automatic annual grants of nonqualified stock options to directors upon their re-election to our Board. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock (which number is determined pursuant to grant formula provisions in the Director Plan) at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of Health Net, as defined in the Director Plan.

As there are no longer enough shares available for grant under the Director Plan to make the annual stock option grant to directors, the 2007 annual grants were made to directors under the 2006 Long-Term Incentive Plan (the “2006 Plan”) using the annual grant formula provisions of the Director Plan. Accordingly, on May 2, 2007, options to purchase 7,500 shares at an exercise price of $55.72 per share were granted to each of Messrs. Craver, Farley, Foley, Greaves, Willison, Yeager and Ms. Fitzgerald, under the 2006 Plan. In addition, on May 2, 2007, Ms. Escarra was granted an option to purchase 5,713 shares at an exercise price of $55.72 per share pursuant to the annual grant formula. The terms and conditions of the annual grants made to non-employee directors under the 2006 Plan are substantially the same as previous grants made under the Director Plan, except that the definition of “change in control” is different in the 2006 Plan.

Expenses.    We generally provide for, or reimburse the reasonable expenses of (including costs of travel, food and lodging) our directors incurred in connection with attending Board, committee and stockholder meetings. We also reimburse directors for their reasonable expenses associated with attendance at other Heath Net-related business meetings and events. In addition, we invite our directors and their companions to attend the annual Health Net Board retreat, and generally reimburse the reasonable expenses of their companions’ travel, food and lodging. Health Net does not own its own aircraft, and as such our directors generally use commercial air, rail or automobile transportation when traveling to Health Net related business meetings. In addition, we also provide for, or reimburse the expenses of, the Chairman of the Board’s spouse, Erika Greaves, related to her attendance (including the costs of travel, food and lodging) at Celebration of Children meetings and events. Mrs. Greaves serves as a volunteer for Celebration of Children, which is a Health Net-sponsored charity program. In addition, we also reimburse the expenses of Erika Greaves when she accompanies Mr. Greaves to Health Net related business meetings and events.

Stock Ownership Requirements.    Our governance policy provides that non-employee directors are encouraged to own our Common Stock (whether as a result of exercising stock options or the purchase of shares) and it is expected that, within four years of joining the Board, a non-employee director will own shares of our Common Stock having a value of at least three (3) times the annual retainer paid to such director during our most recently completed fiscal year, based on the average NYSE closing price per share of our Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for our most recently completed fiscal year; provided, that the following shall not count toward the director’s target level of ownership: (i) shares of stock gifted to others, (ii) outstanding stock options and (iii) restricted stock grants made to non-employee directors that are not yet vested. All of our directors met these stock ownership guidelines as of the Record Date.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Health Net is an integrated managed care organization that delivers services through commercial and government sponsored managed care plans. Our business requires a talented, motivated and capable leadership team. To that end, executive compensation plays a vital role in our ability to attract, retain and motivate top talent for continued business success.

This Compensation Discussion and Analysis (“CD&A”) section discusses the compensation programs and policies in place for our named executive officers, as well as the Compensation Committee’s role in the design and administration of these programs and policies and in making specific compensation decisions for our named executive officers. Our named executive officers consist of the following executives: Jay M. Gellert, our President and Chief Executive Officer; James E. Woys, our Executive Vice President and Chief Operating Officer; Joseph C. Capezza, CPA, our Executive Vice President and Chief Financial Officer; Stephen D. Lynch, our President, Health Plan Division; Karin D. Mayhew, our Senior Vice President, Organization Effectiveness; Linda V. Tiano, Esq., our Senior Vice President, General Counsel and Secretary; and Steven H. Nelson, our former President, Health Net of the Northeast and Senior Products.

The Compensation Committee has primary authority to structure our compensation programs and establish compensation levels for our executives, including our named executive officers; however, our Board approves final compensation decisions with regard to our Chief Executive Officer and our second highest paid executive. A detailed discussion of the Compensation Committee’s roles and responsibilities can be found under the “Corporate Governance” section of this proxy statement.

What are the objectives of our executive officer compensation programs?

Managed care is a complex industry that faces regulatory and marketplace challenges. We have found that the pool of executives with the relevant industry experience and skills to provide effective leadership in this complex health care environment is limited. Therefore, our compensation program must support our goal of attracting and retaining executive talent with the leadership capability needed to operate successfully. Of equal importance, our compensation program must align the interests of our executives with those of our stockholders by rewarding our executives for results that create long-term stockholder value.

The objectives of our compensation program are to:

•

motivate our executive officers by aligning pay and performance and subjecting a significant portion of our executive officers’ compensation to the achievement of pre-established corporate and business unit objectives;

•

attract and retain highly qualified and talented executive officers and other key employees by providing a total compensation program that is competitive with companies with whom we compete for executive talent;

•	align the interests of our executive officers with those of our stockholders though equity-based long-term incentive awards that link executive compensation to stockholder value;

•	provide financial stability to our executive officers while recognizing individual performance and achievements;

•	consider plan affordability and our capacity to pay; and

•	promote executive share ownership.

What are the elements of named executive officer compensation and why do we provide each element?

The major compensation elements for our named executive officers are:

•	base salaries;

•	annual performance-based incentive cash awards;

•	equity awards, primarily in the form of restricted stock awards and performance shares;

•	severance and change in control benefits; and

•	limited perquisites and other benefits.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Consistent with our performance-based philosophy, we reserve the largest potential compensation awards for performance-based programs. Our annual performance-based incentive cash award program rewards short-term financial performance, while our long-term equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our senior management with those of our stockholders. Each of these elements helps us to attract and retain qualified and capable executive officers. The specific purposes of each element are identified in the descriptions that follow.

Base Salary.

Base salaries provide our named executive officers with a degree of financial certainty and stability, reward them for performing their core job duties and recognize individual achievements and contributions.

Annual Performance-Based Incentive Cash Awards.

Annual performance-based incentive cash awards help to motivate our named executive officers to meet or exceed our company-wide and business unit short-term performance objectives. The Executive Officer Incentive Plan (the “EOIP”) is only funded if we attain a pre-established earnings per share threshold. In addition, awards to participants in the EOIP are tied to specific pre-established company-wide and business unit performance objectives. EOIP awards are also tied to specific pre-established individual performance objectives, which further contribute to successful company and business unit results. Under the EOIP, assessment of performance is based both on what is achieved and how it is achieved, so that goals are accomplished in a manner that strengthens Health Net’s climate, as reflected in our annual associate climate survey, as well as achieves our business objectives. A description of the material terms of the EOIP can be found in this proxy statement under “Analysis of Compensation During Fiscal 2007—Annual Performance-Based Incentive Cash Awards.”

Long-Term Equity Compensation.

Our annual long-term incentive awards are generally provided in the form of restricted stock units and performance shares. For new hires, when the timing of the employment offer may not align with the annual grants under our performance share plan, we have used stock options. These awards align the interests of our named executive officers and our stockholders by providing an incentive for our executives to increase our market value, as reflected by the market price of our stock. The equity awards also contain vesting provisions that encourage continued employment, helping us retain our executives by providing the opportunity for long-term gain through the value of their equity.

Each year, the Compensation Committee approves our equity grant guidelines for equity awards to all eligible participants company-wide, including the named executive officers, based on the participants’ salary grade levels in the organization. The guidelines provide a range of equity value for participants at each salary grade level and ensure that we achieve our targeted rate of share usage of 2% of the common shares outstanding for the year. Until 2005, we targeted the equity value of our long-term incentive grants (as a multiple of base salary) at each salary grade level around the 75th percentile of our competitors. This was done to help balance the effects of our practice of using stretch targets under our EOIP, which are difficult to achieve and result in cash compensation levels that are lower than the median cash compensation levels at our peer companies.

From 2005 to 2007, we developed guidelines to begin moving from the 75th percentile to the market median. New accounting rules and regulatory considerations had spurred widespread rethinking of equity design and increasing trends to limit the number of eligible participants for equity compensation. In light of these changes, in 2006, the Compensation Committee decided to shift toward providing a portion of equity value in the form of restricted stock units, rather than solely stock options. The Compensation Committee determined that by providing full-value shares in addition to options, the value of the grant would remain competitive while the number of shares granted could be reduced to manage our share usage.

In March 2006, the Compensation Committee approved our 2006 annual equity grant program, which provided equity value consisting of 50% stock options and 50% restricted stock units. Based on the Black-Scholes value of our stock options on September 7, 2005, the value of one restricted stock unit was equal to approximately two stock options.

For 2007, we employed a hybrid market approach to our grant guidelines, targeting equity value slightly above the market median. We reduced the number of associates who would be eligible to receive grants to ensure that we could maintain our targeted rate of share usage of 2% of the outstanding common shares while providing greater value to recipients than under the previous year’s guidelines.

Our 2007 equity grant guidelines were developed in the fourth quarter of 2006. These guidelines were based on the participants’ salary grade levels and met our objectives to (i) provide competitive equity value to the eligible recipient population, and (ii) attain our target rate of share usage of 2% of outstanding common shares for 2007. In the first quarter of 2007, the Compensation Committee decided that our oversight executives, who include all of our named executive officers, should have some portion of their equity compensation vest upon achievement of pre-established performance goals. At that time, many of our compensation peer group companies, specifically, Aetna Inc., AMERIGROUP Corporation, Anthem, CIGNA Corporation, PacifiCare Health Systems, UnitedHealth Group Incorporated and WellChoice, Incorporated had performance-based awards in addition to other forms of equity grants.

In February 2007, the Compensation Committee approved the 2007 annual equity grant program. The 2007 equity grant value for the named executive officers, other than Messrs. Gellert and Nelson, was provided 50% in the form of restricted stock units and 50% in the form of performance shares. The 2007 annual grant value of Mr. Gellert was provided 100% in the form of performance shares and for Mr. Nelson was provided two-thirds in the form of restricted stock units and one-third in the form of performance shares. Under the 2007 Performance Share Program, performance shares vest only upon the attainment of minimum pre-tax income and pre-tax income margin (pre-tax income as a percent of total revenues) in fiscal 2009. The Compensation Committee determined that this would incentivize our executives to enhance our financial performance over the three-year performance period. In addition, the Compensation Committee noted that the performance periods for our peer companies’ performance based awards ranged from three to four years. As discussed more fully below under “Long-Term Equity Compensation Program,” vesting of these awards is determined by company performance in respect of certain pre-established threshold, target, median and maximum levels.

The decision to replace stock options with restricted stock units and performance shares as part of the 2007 annual grant program considered multiple factors, including: (i) making performance shares a key part of our named executive officers’ long-term equity compensation program was consistent with our pay for performance objective; (ii) the reduction in the number of shares granted, while maintaining the competitive value of the grant; (iii) feedback from recipients indicating that restricted stock units conveyed value that was better understood by recipients; and (iv) the added retention benefits of restricted stock units which, for our 2007 grant, vest at a rate of 50% on the second and fourth anniversaries of the grant.

Our historical dilution and rate of usage improvement over the past five years illustrates our ability to maintain our rate of usage at or near 2% of outstanding common shares in recent years.

Stockholder Dilution From Stock Grants: Historic Rates of Usage at Health Net

	FY 2003	FY 2004	FY 2005	FY 2006	FY 2007
Diluted Weighted Average Shares	118,278,000	113,038,000	115,641,000	118,310,000	113,829,000
Option-Equivalent Shares Granted	4,080,813	3,387,413	2,192,867	2,508,187	2,223,821
Rate of Share Usage	3.45%	3.00%	1.90%	2.12%	1.95%

In November 2007, our new compensation consultant, Semler Brossy Consulting Group, Inc. (“Semler Brossy”) conducted a market analysis of our 2007 equity grants. Based on this market analysis, Semler Brossy advised that, while our 2007 equity grant guidelines had targeted equity values that were slightly above the market median, our February 2007 grants were well above the market median. This resulted from having converted the targeted grant values into numbers of options and shares at the time the guidelines were established, as our stock price increased by about 20% between the time the grant guidelines were established and when the grants were actually made five months later. Thus, for 2008 we determined to keep our equity guidelines at targeted dollar values until the dates of grant to account for fluctuations in our stock price between the time the grant guidelines are established and when the annual grants are made.

Retirement Plans.

Defined benefit pension plan—Supplemental Executive Retirement Plan.    We maintain a very limited supplemental executive retirement program (“SERP”) which was adopted by Health Net, Inc. in January 1996 to provide certain of our executives with supplemental retirement income beyond the IRS limits on qualified plans, affording participants a measure of financial stability and security and building the participants’ long-term commitment to Health Net. The Compensation Committee has been extremely selective approving participants in the SERP. Messrs. Gellert and Woys and Ms. Mayhew are the only named executive officers who participate in the SERP. Ms. Mayhew was offered participation in the SERP as part of her original employment terms in January 1999. Mr. Woys was approved by the Compensation Committee to participate in the SERP effective November 16, 2007 in conjunction with his promotion to Chief Operating Officer. The Compensation Committee believes that Mr. Woys’ position in Health Net, as well as his 22 years of service, warrants participation in the SERP. Messrs. Gellert and Woys are 100% vested in their accounts under the SERP, while Ms. Mayhew is 80% vested in her account under the SERP based on her current tenure with us.

Nonqualified deferred compensation plan.    The named executive officers and certain other management employees are eligible to defer salary and annual incentive payments under a non-qualified deferred compensation plan that facilitates tax planning and personal savings beyond the IRS limits on qualified plans. The Compensation Committee believes the opportunity to defer compensation is a competitive benefit, enhancing our ability to attract and retain talented managers while building plan participants’ long-term commitment to Health Net. The return on the deferred amounts is linked to the performance of market-based investment choices made available in the plan.

A description of the material terms of the SERP and deferred compensation plan can be found in this proxy statement under the “Pension Benefits” and “Nonqualified Deferred Compensation Plan” tables.

Severance and Change in Control Benefits.

We have entered into employment agreements with each of our named executive officers, pursuant to which they are eligible for severance and change in control benefits from Health Net. The severance and change in control payments and benefits provided under the employment agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Severance and Change in Control Arrangements.”

The Compensation Committee believes that employment agreements benefit Health Net by clarifying the terms of employment and ensuring that we are protected by non-solicitation, non-disclosure and reimbursement of sign-on/engagement bonus provisions. The Compensation Committee believes that severance and change in control benefits are necessary to attract and retain senior talent in the managed care industry and to protect the interests of our stockholders. Our agreements are designed to attract key employees, preserve employee morale and productivity and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

The Compensation Committee annually reviews payments, benefit levels and the estimated costs related to such arrangements in order to ensure that the arrangements continue to serve Health Net’s and our stockholders’ best interests in retaining key executives.

Perquisites and other Personal Benefits.

Financial Counseling.    All named executive officers are entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. We provide this benefit to assist our named executive officers in efficiently managing their time and financial affairs, allowing them to maintain focus on business issues and minimizing distractions of this type.

Life Insurance.    We provide company-paid life insurance to our named executive officers and all of our associates in an amount equal to one times base salary. Our named executive officers and all associates may purchase additional life insurance for themselves and/or their dependents at their own expense.

Physical Exams.    All named executive officers are required, on an annual basis, to undergo a physical examination. The company reimburses the executive for any out-of-pocket expenses relating to the physical examination that are not otherwise covered by the executive’s health insurance plan. The purpose of this policy is to ensure proactive health management for our executives.

Automobile Allowance.    Our automobile allowance program was terminated in 2003 after a review of market practices as well as a cost cutting measure. The program covered vice president level associates and above. Only those associates participating in the program at the time of the plan’s termination were allowed to remain in the plan. Messrs. Woys and Lynch and Ms. Mayhew are the only named executive officers that continue to receive this benefit. Mr. Gellert has been provided with a company car in lieu of a cash automobile allowance.

Relocation Benefits/Engagement Bonuses.    In order to prevent geographic restrictions on our recruitment and hiring opportunities, we periodically provide new hires with relocation benefits and/or engagement bonuses. Our executives, including our named executive officers, are eligible to receive relocation benefits as part of our relocation policy when it is determined that relocation is desired and/or required due to the specific circumstances of the assignment. In addition, we provide additional tax gross up amounts to reimburse our executives for their income taxes paid in connection with this benefit. In 2007, Messrs. Lynch and Capezza and Ms. Tiano received payments and associated tax gross-up amounts in connection with their relocations. Mr. Lynch’s payment was an expense reimbursement for relocation costs that were incurred in 2005, at the time of his relocation to Woodland Hills, California from Oregon.

In 2007, Mr. Capezza and Ms. Tiano received engagement bonuses of $350,000 and $200,000, respectively, in part to offset the costs associated with their relocation from the East coast. From our experience, relocation from the East coast to the West coast results in significant additional costs to address cost of living and housing differentials, double mortgage payments during the transition period, and other miscellaneous transition expenses. We provided engagement bonuses to Mr. Capezza and Ms. Tiano in order to address these additional costs and in order to protect our interests so that the executives relocated quickly and without undue additional stress. We attach a “claw back” provision to the engagement bonus, which provides that if, within the first two years of their employment, Mr. Capezza or Ms. Tiano voluntarily terminate their employment or we terminate them for cause (as defined in their employment agreements), they will be required to repay Health Net a prorated portion of these engagement bonuses. This provision further enhances and supports the retention objectives of our compensation program. In 2008, Mr. Capezza received an additional $100,000 payment in connection with additional costs related to his relocation.

In addition, our employment agreement with Mr. Capezza provides that in the event we terminate his employment without cause within the first two years of his employment and Mr. Capezza is unable to secure new employment, we will provide Mr. Capezza with relocation services in an amount not to exceed $80,000. Mr. Capezza requested these terms to mitigate the risk of relocating during the current period of economic decline and to partially offset the uncertainty of the California housing market.

Housing Allowance.    We provide Mr. Gellert and Mr. Woys with corporate housing in Woodland Hills, California. Mr. Gellert’s corporate housing in Woodland Hills was negotiated as part of the terms of his original employment agreement. When Mr. Woys assumed the role of Interim Chief Financial Officer, based in

Woodland Hills, California, he was provided corporate housing in Woodland Hills to avoid hotel and other temporary living costs, as he was previously based in Rancho Cordova, California. When Mr. Woys accepted the position of Executive Vice President, Chief Operating Officer in November 2007, also based in Woodland Hills, California, he agreed to relocate his family from Rancho Cordova, California, during the summer of 2008. Until then, he will continue to be provided with corporate housing in Woodland Hills, California.

The benefits described above are disclosed and quantified in the Summary Compensation Table and described in the accompanying narrative following the “Grants of Plan Based Awards” table in this proxy statement.

How do we determine the amount for each element of executive officer compensation?

We believe the levels of compensation we provide should be competitive, reasonable and appropriate for our business needs and circumstances. The Compensation Committee uses comparative data as a guide in its review and determination of base salaries, annual performance-based incentive cash awards and long-term incentive compensation. The Compensation Committee also considers total direct compensation (consisting of base salaries, annual performance-based cash incentive awards plus long-term incentive compensation) in making its compensation determinations with respect to each component of compensation. Our approach is to consider competitive compensation practices and relevant factors rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

In addition to market factors, the Compensation Committee considers the input from our Chief Executive Officer in determining the compensation of the other named executive officers. Specifically, Mr. Gellert advocates that compensation for his executive team should not vary significantly, regardless of market data for the different roles and the Compensation Committee supports this view. In practice, this results in placing our named executive officers reporting directly to Mr. Gellert and performing so-called “staff” functions (including Ms. Mayhew, our Senior Vice President, Organization Effectiveness and Ms. Tiano, our Senior Vice President, General Counsel and Secretary) in relatively higher salary grades than market data may indicate.

The Compensation Committee annually determines the compensation levels for our named executive officers by considering several factors, including:

•	analysis of competitive compensation practices and market data;

•	information and advice from our compensation consultant engaged by the Compensation Committee;

•	each executive’s individual performance, the performance of his or her business unit or functional unit and our overall company performance;

•	labor market conditions, including any retention concerns;

•

historical compensation, including the progression of salary increases over time compared to the individual’s development and performance and the unvested and vested value inherent in outstanding equity awards;

•	motivational factors and the potential to assume increased responsibilities within Health Net;

•	the recommendations of our Chief Executive Officer in the case of the other named executive officers;

•	internal comparables; and

•	our financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Ultimately, it is the judgment of the Compensation Committee, in conjunction with the Board and the Chief Executive Officer (where applicable), along with competitive data that form the basis for determining executive compensation.

Emphasis on “at risk” compensation.    Consistent with our philosophy to align total compensation paid to the named executive officers with long-term stockholder interests, the Compensation Committee sets total compensation to ensure that more than half of annual compensation is in the form of long-term equity, rather than cash, and is oriented to rewarding longer-term performance, as opposed to annual performance. The 2007 target pay mix is shown in the table below:

Target Pay Mix

Named Executive Officer	Base Salary	Target Annual Incentive Cash Award(1)	Target Long-Term Equity(2)
Jay M. Gellert President and Chief Executive Officer	11%	15%	74	%(3)

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	14%	14%	72%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	15%	13%	72%

Stephen D. Lynch President, Health Plan Division	17%	13%	70%

Karin D. Mayhew Senior Vice President, Organization Effectiveness	23%	17%	60%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	19%	13%	68%

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	15%	13%	72%

(1)	Represents 2007 base salary plus target cash bonus under the EOIP. Actual 2007 cash bonus payments were zero in the case of all of the named executive officers, other than Ms. Mayhew and Ms. Tiano, whose bonus amounts were below target.

(2)	In the case of all of the named executive officers, other than the Mr. Gellert, the 2007 equity grant value is based on our established 2007 stock option guidelines established for each salary grade. Based on the Black Scholes value of our options, we converted options to restricted stock units or performance shares on a 2:1 basis.

(3)	Mr. Gellert’s performance shares will begin to vest only at above-target performance (with linear interpolations for performance between the target, median and maximum levels) while each of the other named executive officers’ performance shares begin to vest at threshold performance (with linear interpolations for performance between the threshold, target, median and maximum levels). In order for Mr. Gellert’s equity grant value to reach his peer-competitive equity compensation level at the 50th percentile of the market, our pre-tax income in 2009 must exceed the planned target by 10%. If this performance level is achieved, Mr. Gellert’s equity compensation would represent about 74% of his total compensation for fiscal 2007.

Consultants and advisors.    Since May 2007, the Compensation Committee has utilized a compensation consultant, Semler Brossy, to assist the Compensation Committee in determining the compensation for our executives, including the named executive officers. Prior to that, the Compensation Committee engaged Mercer Human Resource Consulting, Inc. (“Mercer”) as its compensation consultant. The Compensation Committee directly selected and retained each compensation consultant. The Compensation Committee has the sole authority, as it deems appropriate, to retain or terminate the compensation consultants to assist the Compensation Committee in carrying out its responsibilities, including sole authority to approve the compensation consultants’

fees and other retention terms that relate to the compensation consultants’ work. The compensation consultants report directly and exclusively to the Compensation Committee.

Prior to May 2007, Mercer performed services for the Compensation Committee related to executive compensation. During the first part of 2007, Mercer provided the Compensation Committee with:

•	peer group and survey data;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards;

•	advice regarding the design our 2007 performance share program; and

•	support for the preparation of our 2007 proxy statement.

Mercer and/or its affiliates also provided other services directly to Health Net during that time, including:

•	record-keeping for Health Net’s 401(k) plan;

•	making available voluntary benefits to Health Net associates, such as home or pet insurance; and

•	providing insurance coverage to Health Net, including professional liability, workers’ compensation and fiduciary liability insurance.

Health Net negotiated, contracted and paid Mercer for these additional services, while the Compensation Committee contracted for the services related to executive compensation. The Compensation Committee was not involved in the selection or retention of Mercer and/or its affiliates with respect to services unrelated to executive compensation.

Since May 2007, the Compensation Committee has used Semler Brossy exclusively as its compensation consultant, and Semler Brossy has provided only services directed by the Compensation Committee related to executive compensation and services directed by the Governance Committee related to director compensation. Semler Brossy has not provided any other services directly to Health Net. Beginning in May 2007, Semler Brossy provided the Compensation Committee with:

•	peer group and survey data;

•	advice regarding competitive levels of executive base salaries, annual performance-based incentive cash awards and annual equity awards;

•	advice regarding management’s proposed salary structure and equity grant guidelines for 2008;

•	review of market trends; and

•	feedback from interviews with executives and Compensation Committee members regarding our compensation programs.

Competitive compensation analysis for fiscal 2007.

In 2007 we used survey market data and peer group proxy data to identify competitive compensation practices. During the first half of 2007, for positions that had matches in both the peer group proxy data and the survey data, we relied upon the peer group proxy data, which we believed was more relevant and based on a focused comparison of companies similar to Health Net. Therefore, all observations regarding our positioning relative to the market were based on peer group proxy data to the extent such data was available. During the first half of 2007, peer group proxy data was used in the case of each of the named executive officers other than Ms. Mayhew, as sufficient peer group proxy data was not available for her position. In connection with determining Ms. Mayhew’s compensation, the Compensation Committee utilized surveys selected by Mercer based on the sample’s similarity to Health Net with respect to industry, revenue and tax status. Mercer utilized the following surveys with respect to Ms. Mayhew’s compensation: Mercer Human Resource Consulting 2006 Benchmark Database, Hay Group 2005 Managed Care Survey, Watson Wyatt 2005/2006 Report on Top Management Compensation, Towers Perrin 2005 Executive Compensation Survey and Clark Consulting 2005 Executive and Senior Management Total Compensation Survey.

The compensation peer group for the Compensation Committee’s review of executive compensation during the first half of 2007 consisted of the following companies: UnitedHealth Group Inc., WellPoint Health Networks Inc., Aetna Inc., CIGNA Corporation, Humana Inc., AFLAC Incorporated, Lincoln National Corporation, Principal Financial Group, Inc., Coventry Health Care Inc., AMERIGROUP Corporation and Sierra Health Services, Inc. The Compensation Committee determined that this group of peer companies was representative of our executive talent pool and our product and market profile (managed care) and appropriate from a revenue perspective. Our revenues were at the 45th percentile of the peer group companies, and our market capitalization was at the 18th percentile of the peer group companies.

The Compensation Committee, with the help of the compensation consultant, periodically reviews the composition of the compensation peer group and the criteria and data used in compiling the list, and considers modifications to the group. The peer group used in the first half of 2007 (listed above) changed from the peer group used for comparing compensation in 2006, primarily due to consolidation in the managed care industry, including the merger of WellChoice with WellPoint and the merger of PacifiCare Health Systems with UnitedHealth Group. Due to the diminishing number of managed care companies of appropriate size, in order to replace WellChoice and PacifiCare, the decision was made to add three nationally recognized insurance companies to maintain a robust peer group. The insurance companies added to the peer group were AFLAC Incorporated, Lincoln Financial Corporation and Principal Financial Group, Inc.

In May 2007, the Compensation Committee engaged in discussions with its new compensation consultant, Semler Brossy, regarding the Compensation Committee’s concerns about the composition of the existing peer group companies. Specifically, the Compensation Committee noted that consolidation in the managed care market had resulted in a reduction in our number of direct competitors and caused the expansion of the peer group to include companies that were not directly comparable in size or business focus. In response, Semler Brossy proposed that for future compensation decisions, the Compensation Committee review market data composed of both survey and peer group data to provide a more comprehensive view of market practices. The survey data provides a broader industry-wide component, while the peer group company data provides information regarding companies most directly comparable to Health Net based on the factors discussed above.

In November 2007, the Compensation Committee was provided with market overview composed of data from general industry surveys, survey reports of managed care companies, both public and private, developed by Mercer, Towers Perrin and Watson Wyatt, as well as proxy data from a smaller (but more comparable) peer group consisting of UnitedHealth Group, WellPoint, Aetna, Cigna, Humana, Coventry Health Care, Amerigroup and Sierra Health Services. Details concerning the companies participating in the managed care surveys developed by Mercer, Towers Perrin and Watson Wyatt are summarized below:

Participant Description	Mercer Integrated Health Network (IHN)	Mercer Data	Towers Perrin Data	Watson Wyatt Data
For Profit—Public Companies	19%	43%	56%	89%
For Profit—Private/Mutual Companies	20%	0%	19%	0%
Not for Profit Companies	61%	57%	25%	11%

Total # of Participant Companies	75	28	16	19

Semler Brossy then conducted an analysis of the market data as follows: (i) an analysis of the general industry survey data versus the proxy data for our peer group companies over the last five years; (ii) a review of managed care and general industry survey data for those executives who did not have proxy matches; and (iii) a “cost of management” analysis for both survey and peer group companies utilizing Towers Perrins’ Executive Compensation Database for the 16 highest paid executives at these companies. The Compensation Committee determined that this approach provides appropriate perspectives to consider as well as a more meaningful view of relevant executive compensation practices in our market.

This approach was first used in the third quarter of 2007 in connection with the determination of Mr. Capezza’s compensation as a result of his hire in November 2007 and Messrs. Woys’ and Lynch’s compensation as a result of their promotions in November 2007. In addition, this approach was used in connection with the determination of Messrs. Gellert’s, Woys’, Lynch’s and Capezza’s 2008 compensation. For Ms. Mayhew and Ms. Tiano, Semler Brossy relied on the managed care and general industry survey data with managed care/general industry weighting at 25% and 75%, respectively.

Management involvement in compensation decisions.

In the fourth quarter of each calendar year, our Board reviews and approves company and business unit plans for the upcoming calendar year. Subsequently, the named executive officers also establish their performance objectives for their areas of responsibility for the year based on the approved company and business unit plans. The annual business unit goals for our Chief Executive Officer as well as for all of his direct reports are reviewed and approved by the Compensation Committee no later than January 31st of the upcoming calendar year. In the first quarter following the performance year, our Chief Executive Officer, in partnership with the Chief Financial Officer, and the Senior Vice President, Organization Effectiveness conduct a formal assessment (including individual self-assessments) of each named executive officer against his or her business unit goals for the prior calendar year. Our Chief Executive Officer then provides the Compensation Committee with his assessment of the performance of the other named executive officers and provides recommendations for each named executive officer’s compensation, including salary adjustments and equity grants, based on this assessment.

Our Chief Executive Officer’s performance evaluation includes key leadership competencies and skills, in addition to financial and operational measures. The evaluation is a formal process, conducted under the auspices of our Governance Committee, with all Board members having the opportunity to provide input. Our Chief Executive Officer provides a self-assessment to the Compensation Committee each year that is shared with all Board members. Each board member is then asked to appraise the Chief Executive Officer’s achievements in each area and provide comments. The individual Board members’ ratings are consolidated and sent back to each Board member. The Compensation Committee uses this consolidated feedback as a basis for its recommendation with regard to the Chief Executive Officer’s compensation.

Other key policies and practices.

Timing of equity compensation awards.    Our annual long-term equity awards to the named executive officers are granted on the date approved by the Compensation Committee or, in the case of our Chief Executive Officer and second-highest paid executive, on the date approved by the Board of Directors. For new hires, stock option and restricted stock grants are approved by the Compensation Committee and/or Board in advance of the hire date, and the grant is made on the named executive officer’s hire date or, if hired on a non-trading day, the first trading day after the hire date.

Equity ownership guidelines.    The Compensation Committee believes that the personal financial interests of our executives should be directly aligned with those of our stockholders. Toward that end, the Compensation Committee introduced share ownership guidelines for executives in 2002. The guidelines require that our Chief Executive Officer own shares equal in value to five times his annual base salary. Other executives are required to hold between one and three times his or her annual base salary in shares depending on their executive level. Participants have four years to comply with the guidelines. For purposes of these guidelines, vested full value shares and shares of Health Net Common Stock underlying vested unexercised stock options are included in the calculation of an executive’s equity ownership.

Equity Ownership Guidelines

Named Executive Officer	Multiple of Salary
Jay M. Gellert President and Chief Executive Officer	5x

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	3x

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	3x

Stephen D. Lynch President, Health Plan Division	3x

Karin D. Mayhew Senior Vice President, Organization Effectiveness	1x

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	1x

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	1x

The Compensation Committee reviews our named executive officers’ stock ownership status and the timeline for compliance at each Compensation Committee meeting. In 2007, Mr. Gellert and Ms. Mayhew continued to meet their ownership guidelines. In his prior position as President, Regional Health Plans, Mr. Lynch had until 2009 to meet his previous ownership guideline of 1x base salary. Subsequent to his promotion in December 2007 to the position of President, Health Plan Division, his ownership guideline increased to 3x base salary. Mr. Lynch has until December 2011 to comply with his new ownership requirement. Similarly, Mr. Woys had also met his previous ownership guideline of 1x base salary. Subsequent to his promotion in December 2007 to the position of Chief Operating Officer, his ownership guideline increased to 3x base salary. Mr. Woys has until December 2011 to comply with his new ownership requirement. Ms. Tiano and Mr. Capezza who were hired in February and November 2007, respectively, have until February and November 2011, respectively, to comply with their ownership requirements. The Compensation Committee also annually reviews our stock ownership guidelines and their consistency with market practices.

Tax considerations.    A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the tax deductibility by us of annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of our Board of directors that establishes such goals consists only of “outside directors.” All members of the Compensation Committee qualify as outside directors.

The Compensation Committee considers the anticipated tax treatment to Health Net and our executive officers when reviewing our executive compensation and other compensation programs. The deductibility of some types of compensation payments can depend upon the timing of vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation Committee’s control, also can affect the deductibility of compensation.

While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the Compensation Committee may award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests, such as engagement bonuses, made as part of initial employment offers, and our grants of time vested grants of restricted stock units and incentive stock options.

Our EOIP and 2007 Performance Share Program have been designed and implemented with the intent to allow us to pay performance-based compensation under Section 162(m) of the Internal Revenue Code.

Analysis of Compensation During Fiscal 2007.

General.    Consistent with our objectives of tying executive pay with performance and aligning the interests of our executives with those of our stockholders, we continued to place an emphasis on long-term incentive awards in determining executive compensation. In 2007, we provided our named executive officers with base salaries which were around the 50th percentile of our peer group companies, target annual incentive opportunities which were at or below the 50 th percentile of our peer group companies, and long-term incentive grants which were at or above the 50th percentile of our peer group companies.

Base Salary.    The table below shows the base salary increases approved by the Compensation Committee in 2007 for each of the named executive officers as well as the market positions of the base salaries prior to and after the increases based on the peer group data.

2007 Base Salary Increases

Named Executive Officer	2006 Base Salary		% of 50th Percentile of Market	2007 Base Salary (% increase)		% of 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	$1,100,000		94%	$1,200,000 (9%	)	103%

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	$550,000		78%	$700,000 (27%	(2) )	105	%(2)

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	N/A	(3)	N/A (3)	$550,000 (0%-new hire	)	104%

Stephen D. Lynch President, Health Plan Division	$486,000		88%	$600,000 (19%	(4) )	105	%(4)

Karin D. Mayhew Senior Vice President, Organization Resources	$412,500		106%	$433,125 (5%	)	111%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	N/A	(3)	N/A (3)	$500,000 (0%-new hire	)	97%

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	$486,000		88%	$550,000 (13%	)	100%

(1)	Describes percentage of 50th percentile.

(2)	Mr. Woys received a base salary increase of 15% in February 2007 in light of his increased responsibility as our Interim Chief Financial Officer and an additional base salary increase of 10% in November 2007 in light of his promotion as our Chief Operating Officer. The base salary amount shown includes both increases and is compared to the market 50th percentile for the Chief Operating Officer position. Mr. Woys was not eligible for an annual salary review in February 2008 as his November 2007 base salary increase also encompassed his 2008 annual compensation review.

(3)	Mr. Capezza and Ms. Tiano were hired in November and February 2007, respectively.

(4)	Mr. Lynch received a base salary increase of 13% in February 2007 and an additional base salary increase of 9% in November 2007 in light of his promotion as our President, Health Plan Division. The base salary amount shown includes both increases and is compared to the market 50th percentile for the President, Health Plan Division position. Mr. Lynch was not eligible for an annual salary review in February 2008 as his November 2007 base salary increase also encompassed his 2008 annual compensation review.

For 2007, we considered base salaries between 90% and 110% of the market 50th percentile to be competitive (the “Competitive Range”).

The base salaries for Ms. Tiano and Mr. Capezza, who were hired in February and November 2007, respectively, were established in connection with the employment agreements we entered into with them at the time of their hire and were based on existing compensation levels at their prior places of employment, comparable market data and our compensation guidelines and philosophy. Ms. Tiano’s base salary was compared to the peer group proxy data provided by Mercer in October 2006, and the Compensation Committee noted that her base salary fell within the Competitive Range. Mr. Capezza’s base salary was compared to the market data, consisting of both peer company and survey data, developed by Semler Brossy in October 2007 and also fell within the Competitive Range.

Annual Performance-Based Incentive Cash Awards.    Under the EOIP, our Chief Executive Officer’s target incentive opportunity for 2007 was 125% of base salary and the other named executive officer participants were at 100%, 80% or 70% of base salary as shown in the table below:

2007 Target Annual Incentive Cash Award Opportunity

Named Executive Officer	2007 Target Annual Incentive Cash Award (% of Salary)
Jay M. Gellert President and Chief Executive Officer	125%

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	100%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	80%

Stephen D. Lynch President, Health Plan Division	80%

Karin D. Mayhew Senior Vice President, Organization Effectiveness	70%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	70%

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	80%

In October 2006, Mercer advised that Mr. Gellert’s target annual incentive opportunity of 125% of his base salary was appropriate because it placed his total target cash compensation in line with the median of the peer group companies (94% of the 50th percentile). Mercer also advised that Mr. Gellert’s target annual incentive opportunity was below the 25th percentile of the three-year average actual annual incentives awarded by the peer group companies (75% of the 25th percentile) because the peer group companies had paid above target levels on average. No changes were made to Mr. Gellert’s target annual performance-based incentive cash award subsequent to Mercer’s October 2006 market analysis. In November 2007, when Mr. Woys was promoted to

Executive Vice President and Chief Operating Officer, the Compensation Committee increased Mr. Woys’ target annual performance-based incentive from 80% to 100% of his base salary. This increase brought his target total cash compensation closer to the median (105% of the 50th percentile) of the blended market data provided by Semler Brossy for the Chief Operating Officer position. Annual incentive award targets at 80% and 70% of base salaries have been in place for the other named executive officers since at least 1999. In their November 2007 presentation to our Compensation Committee, Semler Brossy indicated that our average actual annual incentive cash award payout for 2001-2006 was 85% of the payout provided by the market. In 2006, at the median, the market paid incentive cash awards at 128% of base salaries on average while we paid incentive awards at 95% of base salaries on average. The Compensation Committee determined that these levels were appropriate given our emphasis on long-term equity compensation.

For 2007, the Compensation Committee approved funding the EOIP at 100% for the named executive officers upon attainment of an earnings per share threshold of $3.50 (“EPS Threshold”). If the EPS Threshold was not achieved, the named executive officers would not be eligible for any incentive award payouts under the plan. Assuming achievement of the EPS Threshold, actual EOIP payouts were then determined based upon a combination of three performance ratings: a Company Rating, a Business Unit Rating and/or an Individual Performance Rating. For the Chief Executive Officer and Chief Operating Officer, the Company Rating was weighted at 100% while for each of other named executive officers, the Company Rating was weighted at 50% and the Business Unit Rating was weighted at 50%, as follows:

•	For our Chief Executive Officer and Chief Operating Officer: Bonus = Target Bonus × Company Rating × Individual Performance Rating

•	For our other named executive officers: Bonus = Target Bonus × [(50% × Company Rating) + (50% × Unit Rating)] × Individual Performance Rating

The Company Rating, the Business Unit Rating and the Individual Performance Rating could each range from 0-200% depending on the achievement of the pre-established performance goals. The achievement of all pre-established goals for 2007 at target levels would result in a rating of 100% for each element while achievement at the maximum levels would result in a rating 200% for each element; provided, that the maximum amount payable to each participant was 200% of his or her target bonus.

For 2007, the Company Rating was based on three pre-established company performance objectives as follows: (1) a pre-tax income target of $685 million (the “PTI Target”), (2) a membership target of 3,432,161 members (the “Membership Target”), and (3) an associate climate survey improvement target of 2.0% (the “Climate Improvement Target”). These targets were weighted 60 percent, 30 percent and 10 percent, respectively, in determining the Company Rating for 2007. The Compensation Committee determined that the EPS Threshold, PTI Target, Membership Target and Climate Improvement Target were appropriate performance objectives for the purpose of establishing incentive award payments because the Membership Target and PTI Target provided incentives for management to focus on growth and improved performance, while meeting our EPS Threshold and encouraging Health Net to leverage future opportunities in a changing environment through the Climate Improvement Target.

The Business Unit Rating was based on actual performance compared to each 2007 business unit plan. Business Unit Ratings include quantitative and qualitative goals. Quantitative goals may include PTI, operating budget, cost management, membership, organization climate improvement and other key measures to achieve the business unit plan. Individual Performance Ratings were based on the following individual performance objectives and their relative weights:

EOIP 2007 Individual Performance Objectives

Named Executive Officer	Individual Performance Objectives	Weight
Jay M. Gellert President and Chief Executive Officer	Company PTI of $686M Company Revenue Growth of 11.5% Membership Growth of 1.7% Company-Wide Climate Improvement +2.0% Great Place to Work	60%
	Strategic Priorities and upside opportunities for Long-term Success	20%
	Organizational Alignment	20%

James E. Woys Executive Vice President and Chief Operating Officer; Interim Chief Financial Officer	Company PTI of $686M Company Revenue Growth of 11.5% Membership Growth of 1.7%	25%
	Operating Cash Flow per Plan	15%
	General & Administrative Expense Reduction	20%
	Company-Wide Climate Improvement +2.0%	10%
	Government and Specialty Division Growth per Plan	15%
	Operational Strategy Implementation	15%

Stephen D. Lynch President, Health Plan Division	West Region Strategy & Financials Executed (PTI, Gross Margin, Membership Targets) per Plan	70%
	Climate Improvement (CA: +3.0%; OR: +1.0%; AZ: sustain current score)	10%
	Succession Planning and Team Development (Complete Plan)	20%

Karin D. Mayhew Senior Vice President, Organization Effectiveness	HR Infrastructure Optimized Leadership Enhancement	15 25	% %
	Associate Development and Contribution Maximized	20%
	Competitive compensation structures to support development	20%
	Operating Budget	10%
	Organization Climate (+2% for Organization Effectiveness)	10%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	PTI/EPS Consistent with 2007 Plan	35%
	Class action, corporate and subsidiary legal affairs. Comprehensive legal advice and assistance to Management	35%
	Comprehensive legal advice to Board of Directors. Ensure the Board is aware of governance and SEC requirements and establish processes to ensure compliance
	Organization Climate (+2.0% for Legal).
	Compliance policies, standards, reporting, etc. are developed and implemented across Health Net

Regulatory and statutory requirements in compliance
Legal department structure and resources are optimized. Establish department direction, priorities and goals. Assess legal and leadership talent, and identify gaps between current resources and future needs.	30%

Named Executive Officer	Individual Performance Objectives	Weight

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	Health Net Northeast and Senior Products Division Strategy & Financials (PTI, membership, margin growth) executed per Plan.	80%
	Climate Improvement (Health Net Northeast: +2.0%; Senior Products Division: +1.0%)	10%
	Succession Planning and Goals throughout Region per plan.	10%

While many goals were achieved in 2007, including climate improvement, we did not meet our PTI Target or our Membership Target, resulting in a Company Rating of zero. Adjusted pre-tax income, adjusted to exclude the effect of approximately $306.8 million pretax, or $216 million after-tax, charges incurred in the third quarter of 2007 as a result of Health Net reaching an agreement in principle to settle three class action lawsuits known as the McCoy, Wachtel and Scharfman lawsuits, the proposed resolution of regulatory issues with the New Jersey Department of Banking and Insurance, other litigation matters and the Bates arbitration (collectively, “Litigation Charges”), was $665.7 million and membership, excluding our prescription drug plan, closed at 3,374,000. Excluding the Litigation Charges from pre-tax income was important as it excluded one-time items that were not indicative of our core operating results. This non-GAAP financial measure should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

While Mr. Gellert’s Individual Performance Rating was 92%, he did not receive a bonus for 2007 because of the Company Rating of zero. Similarly, while Mr. Woys’ Individual Performance Rating was 100%, he did not receive a bonus for 2007. Mr. Lynch’s Individual Performance Rating was 80% and his Business Unit Rating was zero, which, in combination with the Company Rating, resulted in no bonus payment for 2007. Ms. Mayhew and Ms. Tiano both received Individual Performance Ratings of 100% and achieved their business unit plans at 90%; however, in light of the Company Rating, Mr. Gellert recommended that all staff function Business Unit Ratings be set at 50%, plus or minus 5% depending on whether the unit’s climate improvement target was achieved. Ms. Mayhew and Ms. Tiano each received Business Unit Ratings of 45%, and their 2007 bonus payments were $68,217 and $72,450, respectively. These payments represent 23% and 21% of their respective target bonus amounts. Mr. Capezza’s annual bonus opportunity for 2007 was guaranteed at $440,000 as part of his new hire employment agreement terms.

Mr. Nelson resigned prior to December 31, 2007 and, therefore, was not eligible for a bonus.

Mr. Lynch will not be eligible for an annual incentive cash award under the EOIP for 2008, nor is he eligible for a 2008 equity grant. In lieu thereof, he will be entitled to receive a special performance-based incentive award of $1,800,000, if our Chief Executive Officer, in consultation with our Board of Directors, determines that Mr. Lynch has successfully provided executive leadership for the restructuring of our managed care plans, including the identification of market leaders, infrastructure processes and procedures, establishing integration points with the Company’s new shared services organization and achievement of market plans by a target completion date (the “Target Completion Date”). Within forty days of the Target Completion Date, Mr. Lynch will receive (i) $500,000 of the performance-based incentive award if the Chief Executive Officer, in consultation with the Board of Directors, determines that our Health Plan Division has achieved the 2008 market plans for each of our commercial managed care plan regions, and (ii) $1,300,000 of the performance-based incentive award if our Chief Executive Officer, in consultation with our Board of Directors, determines that Mr. Lynch has met his 2008 performance goals. This special performance-based incentive award represents and replaces approximately two times the 2008 target annual incentive award for Mr. Lynch as well as 40% of the median market value of an annual grant for which he would have been eligible to receive in February 2008.

Management determined that this special performance-based incentive award was appropriate to incentivize Mr. Lynch to accept the challenge of successfully restructuring our Health Plan Division by February 2009. We believe that the achievement of these objectives is critical to Health Net’s positioning for long-term stability and continued future success in light of the changing political and economic environment facing our business.

Total Cash Compensation (base salary plus annual performance-based incentive cash awards).    Our named executive officers’ actual total cash compensation for 2007 was below the total target cash compensation of the market median as a result of reduced or zero bonuses paid for the performance period, with the exception of Mr. Capezza. Actual total cash compensation paid in 2007 (base salary plus actual incentive cash awards paid), as compared to the 50th percentile of the peer group companies, is shown in the table below.

2007 Actual Total Cash Compensation

Named Executive Officer	Base Salary	Actual Incentive Cash Award (% of Salary)	Actual Incentive Cash Award	Actual Total Cash Compensation	% of 50th Percentile of Market(1)
Jay M. Gellert President and Chief Executive Officer	$1,200,000	0%	$0	$1,200,000	44%

James E. Woys Executive Vice President and Chief Operating Officer; Former Interim Chief Financial Officer	$700,000	0%	$0	$700,000	52%

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	$550,000	80%	$440,000	$990,000	101%

Stephen D. Lynch President, Health Plan Division	$600,000	0%	$0	$600,000	62%

Karin D. Mayhew Senior Vice President, Organization Effectiveness	$433,125	15%	$68,217	$501,342	83%

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	$500,000	14%	$72,450	$572,450	68%

Steven H. Nelson(2) Former President, Health Net of the Northeast and Senior Products	$550,000	0%	$0	$550,000	63%

(1)	Describes percentage of 50th percentile.
(2)	Mr. Nelson was not eligible to receive any incentive award under the EOIP as he resigned on November 30, 2007.

Long-Term Equity Compensation Program.    As stated previously, we emphasize equity grants to our executive officers as a means of aligning their interests with those of our stockholders. The 2007 equity grant values for the named executive officers, other than Messrs. Gellert and Nelson, was provided 50% in the form of restricted stock units and 50% in the form of performance shares. The 2007 annual grant value of Mr. Gellert was provided 100% in the form of performance shares and for Mr. Nelson was provided two-thirds in the form of restricted stock units and one-third in the form of performance shares.

For a description of the 2007 equity grants to the named executive officers please see the “Grants of Plan Based Awards” table in this proxy statement. The equity grant values discussed in the subsection below reflect the fair values as of the grant date as determined in accordance with FAS 123R and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards.

How did we determine the amount of the 2007 equity grant values for the named executive officers?

The 2007 equity grant fair values for the named executive officers were generally between the market median and the 75th percentile. In 2007, Mr. Gellert did not receive any restricted stock units. In addition, Mr. Gellert’s performance shares will begin to vest only at above-target performance (with linear interpolations for performance between the target, median and maximum levels) while each of the other named executive officers’ performance shares begin to vest at threshold performance (with linear interpolations for performance between the threshold, target, median and maximum levels). In order for Mr. Gellert’s equity grant fair value to reach the 50th percentile of the market, our pre-tax income in 2009 must exceed the planned target by 10% and we must achieve a minimum pre-tax income margin target. If this performance level is achieved, Mr. Gellert’s equity compensation would represent about 74% of his total compensation for fiscal 2007.

Mr. Woys’ 2007 equity grant fair value of approximately $2,950,000 was based upon the market median for the Chief Operating Officer position, as we had decided he would assume that role as soon we had filled the Chief Financial Officer position. Mr. Lynch’s 2007 equity grant fair value of approximately $2,475,000 fell within the market median and 75th percentile and was partly based on the recognition of his achievement in improving the performance of our California division in 2006. Ms. Mayhew’s 2007 equity grant fair value of approximately $1,350,000 fell closer to the 75th percentile of the market and reflected the Compensation Committees’ understanding that survey data generally trends lower than our proxy peer group data for this position. Mr. Gellert also recommended this grant value for Ms. Mayhew based on her individual performance including strategic contributions to Health Net, specifically by building capability through leadership development, as well as her role as an advisor to the senior management team.

Because Mr. Capezza and Ms. Tiano were hired subsequent to our annual long-term incentive grant date, the terms and composition of their equity grants for 2007 vary somewhat from our other executives. Ms. Tiano’s employment terms were approved by the Compensation Committee in December 2006, and she accepted our employment offer at that time with an effective start date of February 2007. In December 2006, we had not yet finalized our 2007 performance share plan design, nor had we decided to discontinue the use of stock options in favor of restricted stock units for our executive officers. Accordingly, Ms. Tiano’s new hire grant consisted of 50,000 stock options and 25,000 restricted stock units. The Black-Scholes value of Ms. Tiano’s options combined with the fair value of her restricted stock units resulted in a total equity grant fair value of approximately $2,200,000 for 2007, which fell within the market median and 75th percentile for her position. This was consistent with our experience that new hire grants valued above the market median are often necessary to attract top talent and minimize the risk associated with industry consolidation.

At the time of Mr. Capezza’s hiring in November 2007, he received an initial grant of 40,000 restricted stock units. He also received an award of 40,000 performance shares which were intended to provide compensation for the performance period commencing in 2008. Mr. Capezza’s new-hire equity grant fair value, including the 40,000 performance shares, of approximately $2,072,000 fell within the market median and 75th percentile for his position. As noted above, we deemed that this above-market initial grant as necessary and appropriate to obtain Mr. Capezza’s services. The Compensation Committee determined that Mr. Capezza would not be eligible for another equity grant until 2009.

Mr. Nelson’s 2007 equity grant fair value of approximately $4,050,000 fell at approximately the market 75th percentile and was based on the understanding that his historical compensation had been significantly below the market median. Mr. Nelson was hired as President, Health Net Northeast in July 2005 without prior experience running units of comparable size and management determined to wait for business unit performance results before adjusting Mr. Nelson’s compensation to the market median for that position. By February 2007, an annual compensation review indicated a $2 million gap between Mr. Nelson’s total compensation and the median of the market. An above-market median equity grant was deemed an appropriate means of bringing his compensation in line with market practices while maintaining our emphasis on pay-for-performance. In addition, Mr. Nelson’s responsibilities were expanded in 2007 to include the Senior Products division. Mr. Nelson voluntarily resigned from Health Net on November 30, 2007, and all unvested equity was forfeited.

How does the 2007 performance share program work?

Under the 2007 Performance Shares Program, performance shares vest only upon the attainment of minimum performance levels. Under the program, the performance measures were pre-tax income (“PTI”) and PTI margin for fiscal 2009. If either of the threshold performance measures is not attained, all of the unvested performance shares are forfeited as of the vesting date. If the threshold PTI and PTI margin for 2009 are achieved, the amount of the performance shares vest as shown in the tables below:

For the Chief Executive Officer:

PTI Performance Tier	Total Performance Shares Vesting (as a percentage of Target Award)
Maximum Level	200%
Median Level	100%
Target Level	0%
Threshold Level	0%

For the other named executive officers:

PTI Performance Tier	Total Performance Shares Vesting (as a percentage of Target Award)
Maximum Level	200%
Median Level	150%
Target Level	100%
Threshold Level	50%

A shown in the tables above, Mr. Gellert’s performance shares will begin to vest only at above-target performance (with linear interpolations for performance between the target, median and maximum levels) while each of the other named executive officers’ performance shares begin to vest at threshold performance (with linear interpolations for performance between the threshold, target, median and maximum levels). Each year, our business plan incorporates a moderate to high level of difficulty to achieve the plan. Especially in our changing political environment, our three-year strategy will require discipline, focus and flexibility in ways that are more challenging than we have historically experienced.

Total Direct Compensation.    The 2007 total direct compensation for Messrs. Gellert and Woys was below the market median. For Mr. Gellert, this was primarily due to his 2007 performance share award, which will begin to vest only at above-target performance. For Mr. Woys’ this was primarily due to a zero cash incentive bonus payment for 2007. Messrs. Capezza’s and. Lynch’s and Ms. Tiano’s 2007 total direct compensations were within 90% and 110% of the market median. Ms. Mayhew’s total direct compensation was above this range due to the positioning of her equity grant closer to the 75th percentile, which make up for a reduced cash bonus for 2007, and because survey data generally trends lower than our proxy peer group data for this position. For reasons discussed previously, Mr. Nelson’s total direct compensation for 2007 was significantly above the market median due to his 2007 equity grant which was approximately at the market 75th percentile, and as noted previously, Mr. Nelson resigned from Health Net on November 30, 2007.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS OF HEALTH NET, INC.

The Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) has reviewed and discussed the foregoing Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K of the Securities Act of 1933, as amended, with management of the Company. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Gale S. Fitzgerald (Chair)

Vicki B. Escarra

Patrick Foley

Bruce Willison

Frederick C. Yeager

March 25, 2008

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)		All other compensation ($)(4)	Total ($)
Jay M. Gellert	2007	1,180,769	0		1,425,243	949,406	0	0	(5)	130,812	3,686,230
President and Chief Executive Officer	2006	1,061,538	0		1,494,238	1,357,336	1,213,713	834,133		105,955	6,066,913

James E. Woys	2007	622,132	0		1,164,683	568,495	0	0	(6)	118,258	2,473,568
Executive Vice President, Chief Operating Officer and Former Interim Chief Financial Officer	2006	540,385	0		319,353	862,582	433,400	0		25,904	2,181,624

Joseph C. Capezza, CPA(7)	2007	78,269	790,000	(8)	85,091	0	0	0		28,959	982,319
Executive Vice President and Chief Financial Officer	2006	—	—		—	—	—	—		—	—

Stephen D. Lynch	2007	539,620	0		938,539	270,304	0	0		33,090	1,781,553
President, Health Plan Division	2006	479,077	0		517,938	339,306	327,175	0		30,333	1,693,829

Karin D. Mayhew(7)	2007	429,159	0		708,035	273,272	68,217	139,052		32,029	1,649,764
Senior Vice President of Organizational Effectiveness	2006	—	—		—	—	—	—		—	—

Linda V. Tiano, Esq.(7)	2007	446,154	200,000	(9)	278,634	209,113	72,450	0		153,175	1,359,526
Senior Vice President, General Counsel and Secretary	2006	—	—		—	—	—	—		—	—

Steven H. Nelson(10)	2007	592,362	0		1,388,042	238,774	0	0		8,677	2,227,855
Former President, Health Net of the Northeast and Senior Products	2006	479,077	0		164,938	300,609	354,586	0		61,491	1,360,701

(1)	Includes amounts deferred pursuant to our nonqualified deferred compensation plan and our 401(k) plan.

(2)	The amounts shown represent compensation cost recognized in Health Net’s financial statements for 2006 and 2007 with respect to stock and option awards under FAS 123R, excluding the effect of estimated forfeitures related to service based vesting conditions. See “Notes to Consolidated Financial Statements, Note 2—Summary of Significant Accounting Policies—Share-Based Compensation Expense” and “Note 7—Long-Term Equity Compensation Program” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for a description of the valuation used in determining this cost. Refer to Health Net’s 2006 proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for descriptions of the valuation used for determining the cost for 2006.

(3)	The amounts shown represent payments made pursuant to the Executive Officer Incentive Plan (“EOIP”). See the “Annual Performance-Based Incentive Cash Awards” section of the Compensation Discussion and Analysis for details of the EOIP.

(4)	The amounts shown represent perquisites and other compensation received, as applicable, and are detailed in the following supplemental “All Other Compensation Table” and accompanying narrative.

(5)	Mr. Gellert's pension plan benefits under the SERP decreased in value by ($791,846) as a result of an increase in the discount rate offered (which reduces the present value) for the plan year ending December 31, 2007.

(6)	Mr. Woys began participating in the SERP during 2007, as a result, there is no effective change in present value to his accrued pension benefit. The total SERP accrued benefits are detailed in the “Pension Benefits” table herein.

(7)	Only fiscal 2007 compensation information has been provided for Mr. Capezza, Ms. Mayhew and Ms. Tiano as they were not named executive officers during fiscal 2006.

(8)	Represents a signing bonus of $350,000 and an additional payment of $440,000 guaranteed under the EOIP pursuant to Mr. Capezza’s employment agreement.

(9)	Represents a signing bonus of $200,000 pursuant to Ms. Tiano’s employment agreement.

(10)	On November 30, 2007, Mr. Nelson voluntarily terminated his employment.

All Other Compensation Table

		Perquisites							Miscellaneous Compensation
Name and Principal Position	Year	Housing Allow- ance ($)(1)	Finan- cial Counsel- ing ($)(2)	Auto- mobile ($)(3)	Reloca- tion Bene- fits ($)(4)	Other ($)(5)	Tax Reim- burse- ments ($)(6)	Total Perq- uisites ($)(7)	Life Insur- ance Premi- ums ($)	Company Contri- butions to 401(k) Plan ($)(8)	Total Misc. Compen- sation ($)	Grand Total All Other Compen- sation ($)
Jay M. Gellert	2007	53,100	5,000	19,658	0	0	41,363	119,121	2,691	9,000	11,691	130,812
James E. Woys	2007	51,280	0	12,000	0	5,486	39,461	108,227	1,031	9,000	10,031	118,258
Joseph C. Capezza, CPA	2007	12,419	4,952	0	2,052	0	9,421	28,844	0	115	115	28,959
Stephen D. Lynch	2007	0	5,000	12,000	0	0	4,564	21,564	2,526	9,000	11,526	33,090
Karin D. Mayhew	2007	0	5,000	12,000	0	494	3,576	21,070	1,959	9,000	10,959	32,029
Linda V. Tiano, Esq.	2007		4,800	0	131,649	105	7,864	144,418	880	7,877	8,757	153,175
Steven H. Nelson	2007	0	0	0	0	0	0	0	802	7,875	8,677	8,677

(1)	During 2007, Messrs. Gellert, Woys and Capezza received housing allowance benefits pursuant to their employment agreements. Messrs. Gellert’s and Woy’s housing allowance benefits represented an average monthly housing rental and utilities payment of $4,425 and $4,273, respectively. Mr. Capezza’s housing allowance represented housing rental, utilities and storage during November 2007 and December 2007. Tax gross up payments of $36,912, $35,647 and $5,978 were paid to Messrs. Gellert, Woys and Capezza to reimburse them for their income tax liability in connection with the housing benefit and are reflected in the Tax Reimbursements column of this table.

(2)	All named executive officers are entitled to reimbursement of up to $5,000 per year for costs incurred for personal financial counseling services, including tax preparation, estate and/or tax planning, so long as the executive remains employed by us. Messrs. Gellert, Capezza, and Lynch and Ms. Mayhew and Ms. Tiano were reimbursed for financial counseling during 2007 in the amounts of $5,000, $4,952, $5,000, $5,000 and $4,800, respectively. In addition, tax gross up payments of $3,476, $3,443, $2,683, $3,476 and $4,382 were made to Mr. Gellert, Mr. Capezza, Mr. Lynch, Ms. Mayhew and Ms. Tiano, respectively, to reimburse them for their income tax liability in connection with this benefit and are reflected in the Tax Reimbursements column of this table.

(3)	For 2007, Messrs. Woys and Lynch and Ms. Mayhew received an automobile allowance of $12,000 which represented a monthly automobile allowance of $1,000. Although our automobile allowance program terminated in 2003, each of these executives have been grandfathered into the program and continue to receive this benefit. Mr. Gellert is provided with a corporate car in lieu of a cash automobile allowance. For 2007, we provided Mr. Gellert with the use of a corporate car. He was reimbursed $1,403 for the imputed income he incurred for his personal use of such car. In addition, a tax gross up payment of $975 was made to Mr. Gellert to reimburse him for his income tax liability in connection with this benefit. This tax gross up amount is reflected in the Tax Reimbursements column of this table. An additional $18,255 represents the incremental cost to us for Mr. Gellert’s exclusive use of this corporate car based on the depreciation of the purchase price of the car and insurance.

(4)	In 2007, Ms. Tiano received benefits under the Relocation Policy consisting of $87,964 for expenses associated with the sale of her residence, $37,554 to third party providers for the transportation of her household goods and $6,131 for other relocation expenses. In addition, Ms. Tiano received a tax gross up payment of $3,482 to reimburse her for her income tax liability in connection with this benefit which is reflected in the Tax Reimbursements column of this table. In 2007, Mr. Capezza received benefits under the Relocation Policy of $2,052 which Health Net paid directly to third party providers for transportation costs to move a portion of his household goods.

(5)	The amounts shown represent expenses reimbursed for personal travel, required annual physical examination fees and club membership dues. For 2007, pursuant to his employment agreement, Mr. Woys was reimbursed $5,486 for his personal travel expenses. In addition, a tax gross up payment of $3,814 was made to Mr. Woys to reimburse him for the income tax liability in connection with this benefit and is reflected in the Tax Reimbursements column.

(6)	The amounts shown represent additional income to reimburse the named executive officers for income taxes paid on perquisites received.

(7)	The amounts shown represent the total sum of all perquisites and related tax reimbursements received by the named executive officers.

(8)	The amounts shown represent our matching contribution to the Health Net, Inc. 401(k) Savings Plan for the benefit of the named executive officer.

Health Net, Inc. 401(k) Savings Plan. We offer the Health Net, Inc. 401(k) Savings Plan (the “401(k) Plan”) which is available to the named executive officers and all associates. The 401(k) Plan allows pre-tax salary deferral contributions of one to thirty percent (1% to 30%) of total cash earnings up to the annual established Internal Revenue Service maximums, including any catch-up contributions for associate’s age 50 or older. We match one hundred percent (100%) of the first three percent (3%) contributed and match an additional fifty percent (50%) of the next two percent (2%) contributed. Effective January 1, 2006, we elected the “safe harbor” method of meeting certain non-discrimination requirements under the Internal Revenue Code with respect to the 401(k) Plan. This means that pre-tax salary deferral contributions and safe harbor matching contributions made under the 401(k) Plan automatically meet certain non-discrimination tests. The safe harbor requires that all matching contributions be immediately one hundred percent (100%) vested. Named executive officers may not elect Health Net, Inc. Common Stock as an investment option in the 401(k) Plan. This policy ensures that that no purchases are made during trading blackout periods as described in our Insider Trading Policy.

All of the named executive officers participated in the 401(k) Plan during 2007 and received matching contributions. Messrs. Gellert, Woys and Lynch and Ms. Mayhew each received $9,000; Mr. Capezza received $115; Ms. Tiano received $7,877 and Mr. Nelson received $7,875.

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name and Principal Position	Grant Date	Approval Date(1)	Estimated possible payouts under non-equity incentive plan awards(2)				Estimated future payouts under equity incentive plan awards(3)						All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/sh)(4)	Grant date fair value of stock and option awards ($)
			Threshold ($)		Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Jay M. Gellert President and Chief Executive Officer	2/23/2007 2/23/2007	2/23/2007 2/23/2007	— —	(6)	— 1,500,000	— 3,000,000	7,500 —		— —	(5)	400,000 —		— —		— —		— —	— —

James E. Woys Executive Vice President, Chief Operating Officer And Former Interim Chief Financial Officer	2/23/2007 2/23/2007 2/23/2007	2/23/2007 2/23/2007 2/23/2007	— — —	(6)	— — 700,000	— — 1,400,000	— 16,250 —		— 32,500 —		— 65,000 —		32,500 — —	(7)	— — —		— — —	1,771,218 — —

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	11/1/2007 11/1/2007	8/6/2007 8/6/2007	— —		— —	— —	— —	(8)	— 40,000	(8)	— 80,000	(8)	40,000 —	(7)	— —		— —	2,071,960 —

Stephen D. Lynch President, Health Plan Division	2/23/2007 2/23/2007 2/23/2007	2/23/2007 2/23/2007 2/23/2007	— — —	(6)	— — 480,000	— — 960,000	— 9,375 —		— 18,750 —		— 37,500 —		36,250 — —	(7)	— — —		— — —	1,975,589 — —

Karin D. Mayhew Senior Vice President of Organizational Effectiveness	2/23/2007 2/23/2007 2/23/2007	2/23/2007 2/23/2007 2/23/2007	— — —	(6)	— — 303,188	— — 606,376	— 7,500 —		— 15,000 —		— 30,000 —		15,000 — —	(7)	— — —		— — —	817,485 — —

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	2/23/2007 2/1/2007 2/1/2007	2/23/2007 12/7/2006 12/7/2006	— — —	(6)	322,000 — —	644,000 — —	— — —		— — —		— — —		— 25,000 —	(7)	— — 50,000	(9)	— — 48.90	— 1,222,475 917,460

Steven H. Nelson(10) Former President, Health Net of the Northeast and Senior Products	2/23/2007 2/23/2007 2/23/2007	2/23/2007 2/23/2007 2/23/2007	— — —	(6)	— — 440,000	— — 880,000	— 15,000 —		— 30,000 —		— 60,000 —		60,000 — —	(7)	— — —		— — —	3,269,940 — —

(1)	The approval dates relating to Mr. Capezzo’s and Ms. Tiano’s grants differ from the grant dates as the terms of their employment agreements were approved by the Compensation Committee on August 6, 2007 and December 7, 2006, respectively, while the grants were effective as of the first date of their employment.

(2)	The amounts shown represent potential non-equity incentive plan awards under the EOIP. Assuming achievement of the earnings per share (“EPS”) threshold, EOIP payouts were determined based upon a Company Rating, a Business Unit Rating and/or an Individual Performance Rating as follows:

For our Chief Executive Officer and Chief Operating Officer: Bonus = Target Bonus x Company Rating x Individual Performance Rating

For our other named executive officers: Bonus = Target Bonus x [(50% x Company Rating) + (50% x Unit Rating)] x Individual Performance Rating

The Company Rating, the Business Unit Rating and the Individual Performance Rating could each range from 0-200% depending on the achievement of pre-established performance goals. The achievement of all pre-established goals for 2007 at target levels would result in a rating of 100% for each element while achievement at the maximum levels would result in a rating 200% for each element; provided, that the maximum amount payable to each participant was 200% of his or her target bonus. For 2007, the Company Rating was based on a pre-established pre-tax income target, membership target and associate climate survey improvement target. The Business Unit Rating was based on actual performance compared to each 2007 business unit plan. The Individual Performance Ratings were based on pre-established individual goals that varied amongst the named executive officers. Ms. Mayhew and Ms. Tiano are the only named executive officers who were awarded bonuses under the EOIP in 2007. These amounts are reported in the “Non-equity incentive plan compensation” column of the “Summary Compensation Table.” Mr. Capezza’s annual bonus opportunity for 2007 was guaranteed at $440,000 pursuant to his new hire employment agreement. See the “Analysis of compensation during fiscal 2007” section of the Compensation Discussion and Analysis for a more complete description of the EOIP.

(3)	The performance share unit awards were granted pursuant to our 2006 Long-Term Incentive Plan (the “2006 LTIP”). The grants cliff vest as soon as practicable following the third anniversary of the date of grant based on achievement of minimum levels of pre-tax income and pre-tax income margin (pre-tax income as a percent of total revenues). For the Chief Executive Officer, no shares vest upon achievement of the target level of pre-tax income and pre-tax income margin, 100% of the shares vest upon achievement of the median level and 200% of the shares vest upon achievement of the maximum level (with linear interpolations for performance between the target and maximum levels), and for all other named executive officers, 50% of the shares vest upon achievement of the threshold level of pre-tax income and pre-tax income margin, 100% of the shares vest upon achievement of the target level, 150% of the shares vest upon achievement of the median level and 200% vest upon achievement of the maximum level (with linear interpolations for performance between the threshold and maximum levels). In addition, the Chief Executive Officer’s award can be settled in (i) shares of Common Stock, (ii) a cash payment equal to the fair market value of the shares earned as of the vesting date, or (iii) a combination of stock and cash. The grants are subject to accelerated vesting in specified change in control situations. If a “retirement” (as defined in the 2006 LTIP) occurs on or after the second anniversary of the date of grant, a prorated portion of the award shares will remain subject to the performance measures and vesting schedule of such grant. Mr. Capezza and Ms. Tiano, who were hired in November and February 2007, respectively, did not receive any performance share awards in 2007. See the “Analysis of compensation during fiscal 2007” section of the Compensation Discussion and Analysis and the “Potential Payments upon Change in Control or Termination” table herein for a more complete description.

(4)	Stock option grant exercise price is equal to the closing price of our Common Stock on the New York Stock Exchange on the date of grant.

(5)	For the Chief Executive Officer, no shares vest upon achievement of the target level of pre-tax income and pre-tax income margin, 100% of the shares vest upon achievement of the median level and 200% of the shares vest upon achievement of the maximum level (with linear interpolations for performance between the target and maximum levels).

(6)	The determination of the threshold or minimum amount payable for a certain level of performance would be calculated based on the formulas described in footnote (2) above. In accordance with the formulas, the determination of the minimum amount payable would vary amongst the named executive officers. For our Chief Executive Officer and Chief Operating Officer, this amount will be determined by the lowest-weighted component of their Individual Performance Rating. For our other named executive officers, the minimum amount payable will be determined by the lowest-weighted component of their Business Unit Rating and Individual Performance Rating. For a description of the named executive officer’s business unit and individual goals see the “Analysis of compensation during fiscal 2007—Annual Performance-Based Cash Incentive Awards” section of the Compensation Discussion and Analysis herein.

(7)	The stock awards granted on February 1, 2007, February 23, 2007 and November 1, 2007 are restricted stock units granted pursuant to the 2006 LTIP. The stock awards vest as to 50% of the award shares on the second and fourth year anniversaries of the date of grant, subject to accelerated vesting in specified change in control situations followed by termination or upon “retirement” where a prorated portion of the award shares would be accelerated. The grant date fair values are calculated by taking the closing price of our Common Stock on the dates of grant ($48.90/share, $54.50/share, and $51.80/share, respectively), minus the par value at $0.001/share, required to be paid by the participants.

(8)	As part of the negotiations in connection with his hire, Mr. Capezza received a performance share award consisting of 40,000 performance shares under our 2006 LTIP which is intended to provide compensation for the performance period commencing in 2008. The shares will cliff vest with respect to a percentage of the performance shares (which may range from 0-200%) on a date as soon as practicable following the completion of the performance period, but in no event later than March 15, 2011. The shares actually vesting will be determined based on achievement of certain pre-established performance goals, which would cover the 2008-2010 performance period. The performance goals applicable to the award were not established at the time of the grant and were set within the first three months of fiscal 2008. Mr. Capezza is not eligible for another equity grant until 2009.

(9)	The nonqualified stock option granted on February 1, 2007 was granted pursuant to the 2006 LTIP. The grant provides for four-year vesting at 25% of the options shares on each annual anniversary of the date of grant, subject to accelerated vesting in specified change in control situations followed by termination or upon “retirement” where a prorated portion of the options would be accelerated. The grant date fair value shown is based on a value of $18.3492/share, calculated by using a “closed-form option valuation model (Black-Scholes)” based on the following assumptions: expected option term of 5.96 years, stock price volatility of 28%, dividend yield of 0% and a risk-free interest rate of 4.8%.

(10)	In November 2007, in connection with his resignation, Mr. Nelson forfeited his right to receive any payouts under the EOIP and all of his unvested restricted stock units and performance share unit awards were cancelled.

Narrative to Summary Compensation Table and Plan-Based Awards Table

Material Terms of Agreements and Plans

Employment Agreements with Named Executive Officers in General.    We have entered into employment agreements with all of the named executive officers. In general, the named executive officers’ employment agreements entitle the officer to a base salary and the ability to participate in various incentive compensation, equity, insurance and employee benefit plans, including paid time off, holidays, health and welfare insurance, 401(k) Plan, deferred compensation and tuition reimbursement plans, if the executive officer meets the applicable participation requirements. All of the named executive officers are eligible to participate in the EOIP, which provides them the opportunity to earn each plan year a specified percentage of his or her base salary as additional compensation in accordance with the terms of the EOIP.

The named executive officers’ employment agreements also provide for certain severance payment arrangements, which are detailed in the “Potential Payments Upon Termination or Change in Control” table and the accompanying narrative herein.

Below is a brief summary of additional material terms contained in each named executive officer’s employment agreement with us. Under these employment agreements, the executive and Health Net may terminate the employment relationships at any time, with or without advance notice and without or without cause.

Employment Agreement with Mr. Gellert.    On February 23, 2007, Health Net, Inc. and Mr. Gellert entered into an Amended and Restated Employment Agreement (the “Gellert Agreement”), which amends and restates the employment agreement dated August 22, 1997, as amended March 2, 2000 and October 13, 2002, with no material changes to the terms of the prior agreement. Mr. Gellert’s current base salary is $1,200,000. The Gellert Agreement provides Mr. Gellert with housing in Woodland Hills, California at a reasonable monthly cost and reimbursement for Mr. Gellert’s weekend trips to his residence in Northern California. In addition, if Mr. Gellert decides to relocate to Southern California, he is entitled to specific relocation benefits. We provide Mr. Gellert with the use of a corporate car and he reports his personal use of the car as a taxable benefit. The Gellert Agreement provides for Mr. Gellert’s participation in the SERP of which Mr. Gellert is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Woys.    On November 30, 2007, Health Net, Inc. and Mr. Woys entered into an Amended and Restated Employment Agreement (the “Woys Agreement”), which amends and restates the employment agreement between Mr. Woys and us dated January 30, 2006, as amended January 24, 2007 (the “2007 Woys Amendment”). Mr. Woys’ current base salary is $700,000. The Woys Agreement provides Mr. Woys with housing benefits in the form of furnished corporate housing in Woodland Hills, California, from January 1, 2008 through June 30, 2008. In addition, Mr. Woys is entitled to a car allowance of $1,000 per month since he was eligible for this benefit at the time of the termination of the car allowance program. Under the 2007 Woys Amendment, Mr. Woys was provided with corporate housing in Woodland Hills, California for the period of January 1, 2007 through December 31, 2007. Further, the Woys Agreement provides for Mr. Woys’ participation in the SERP of which Mr. Woys is vested at 100% based on his current tenure with us.

Employment Agreement with Mr. Capezza.    On October 9, 2007, Health Net, Inc. and Mr. Capezza entered into an employment agreement (the “Capezza Agreement”). Mr. Capezza’s current base salary is $550,000. Under the Capezza Agreement, Mr. Capezza’s annual bonus opportunity for the 2007 calendar year under the EOIP was guaranteed at $440,000. In addition, the Capezza Agreement provided Mr. Capezza with an engagement bonus of $350,000, provided, however, if Mr. Capezza voluntarily terminates his employment for “good reason” (as defined in the Capezza Agreement) or we terminate him for “cause” (as defined in the Capezza Agreement) prior to November 1, 2009, Mr. Capezza will be required to repay Health Net a prorated portion of the engagement bonus. The Capezza Agreement further provided Mr. Capezza with an initial grant of 40,000 restricted stock units which were granted under the 2006 LTIP and the right to receive 40,000 performance shares under the 2008 Performance Share Program. Mr. Capezza will not be eligible for equity grants as part of our annual equity grant program for similarly situated executives until 2009. In addition, the Capezza Agreement provides Mr. Capezza with certain relocation benefits. In the event that we terminate Mr. Capezza without cause within the first two years of employment and Mr. Capezza is unable to secure new employment with a relocation benefit within 30 days of such termination, we will provide Mr. Capezza with relocation services in an amount not to exceed $80,000.

Employment Agreement with Mr. Lynch.    On December 11, 2007, Health Net, Inc. and Mr. Lynch entered into an Amended and Restated Employment Agreement (the “Lynch Agreement”), which amends and restates the employment agreement dated January 19, 2005, as amended January 4, 2006. Mr. Lynch’s annual base salary is currently $600,000. The Lynch Agreement provides that Mr. Lynch will not be eligible for an incentive bonus under the EOIP for 2008 and, in lieu thereof, will be entitled to receive a special performance bonus of $1,800,000 (the “Performance Bonus”) if the Chief Executive Officer, in consultation with our Board of Directors, determines that Mr. Lynch has successfully provided executive leadership for the restructure of our health plans (the “Restructuring”) by a Target Completion Date. Within forty days of the Target Completion Date, Mr. Lynch will receive (i) $500,000 of the Performance Bonus if the Chief Executive Officer, in consultation with our Board of Directors, determines that our Health Plan Division has achieved the 2008 market plans for each of our commercial health plan regions, and (ii) $1,300,000 of the Performance Bonus if the Chief Executive Officer, in consultation with our Board of Directors, determines that Mr. Lynch has met his 2008 performance goals. Under the Lynch Agreement, in the event that Mr. Lynch voluntarily terminates his employment with us prior to the Target Completion Date, Mr. Lynch will no longer be eligible to receive the Performance Bonus and shall not be entitled to participate in the EOIP. In the event that either (i) Health Net terminates Mr. Lynch’s employment before the Target Completion Date for any reason other than “cause” (as defined in the Lynch Agreement) or (ii) a “change in control” (as defined in the Lynch Agreement) occurs before the Target Completion Date, the Lynch Agreement provides that Mr. Lynch will be paid the entire amount of the Performance Bonus within thirty (30) days of such termination or consummation of a change in control.

Employment Agreement with Ms. Mayhew.    On October 4, 2006, Health Net, Inc. and Ms. Mayhew entered into an Amended and Restated Employment Agreement (the “Mayhew Agreement”), which amends and restates the Offer Letter Agreement, dated January 22, 1999, the Severance Payment Agreement, dated April 1, 1999 and the Agreement, dated January 1, 2001. Ms. Mayhew’s current base salary is $412,500. The Mayhew Agreement provides Ms. Mayhew with a car allowance of $1,000 per month since she was eligible for this benefit at the time of the termination of the car allowance program. In addition, the Mayhew Agreement provides for Ms. Mayhew’s participation in the SERP of which Ms. Mayhew is vested at 80% based on her current tenure with us.

Employment Agreement with Ms. Tiano.    On December 27, 2006, Health Net, Inc. and Ms. Tiano entered into an employment agreement (the “Tiano Agreement”). Ms. Tiano’s current base salary is $500,000. The Tiano Agreement provided Ms. Tiano with an engagement bonus of $200,000, provided, however, if Ms. Tiano voluntarily terminates her employment for “good reason” (as defined in the Tiano Agreement) or we terminate her for “cause” (as defined in the Tiano Agreement) prior to December 27, 2008, Ms. Tiano will be required to repay Health Net a prorated portion of the engagement bonus. The Tiano Agreement further provided Ms. Tiano with an initial grant of 25,000 restricted stock units and an option to purchase 50,000 shares of our Common Stock, each under the 2006 LTIP. In addition, the Tiano Agreement provides Ms. Tiano certain relocation benefits.

Employment Agreement with Mr. Nelson.    Mr. Nelson resigned from his position with us effective November 30, 2007. Prior to his resignation, Mr. Nelson was a party to an employment letter agreement dated June 16, 2004 as amended on July 20, 2005. Mr. Nelson’s annual base salary at termination was $550,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007

	Option awards					Stock awards
Name and Principal Position	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable		Option exercise price ($)(1)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested(#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)(2)
Jay M. Gellert	650,000	0		23.02	2/9/2011	—		—	—		—
President and Chief Executive Officer	325,000 325,000 0	0 0 250,000	(3)	22.64 24.06 45.64	8/12/2012 2/20/2013 4/11/2016	— — 125,000	(4)	— — 6,037,500	— — 0	(5)	— — 0

James E. Woys	30,000	0		12.94	12/4/2008	—		—	—		—
Executive Vice President, Chief Operating Officer, and Former Interim Chief Financial Officer	20,000 54,000 50,000 60,000 40,000 144,000 50,000 0 —	0 0 0 0 0 48,000 50,000 50,000 —	(6) (7) (3)	9.00 23.02 22.64 24.06 31.92 23.64 32.59 45.64 —	2/14/2010 2/9/2011 8/12/2012 2/20/2013 9/22/2013 3/25/2014 5/13/2015 4/11/2016 —	— — — — — — — 25,000 32,500	(4) (8)	— — — — — — — 1,207,475 1,569,718	— — — — — — — — 32,500	(9)	— — — — — — — — 1,569,718

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	—	—		—	—	40,000	(10)	1,931,960	—	(11)	—	(11)

Stephen D. Lynch	18,000	6,000	(12)	28.90	2/17/2014	—		—	—		—
President, Health Plan Division	15,000 15,000 25,000 0	5,000 5,000 25,000 40,000	(13) (14) (15) (3)	23.83 29.44 28.24 45.64	6/14/2014 12/14/2014 1/3/2015 4/11/2016	— — — 20,000	(4)	— — — 965,980	— — — —		— — — —
	—	—		—	—	36,250	(8)	1,750,839	18,750	(9)	905,606

Karin D. Mayhew	60,000	0		22.64	8/12/2012	—		—	—		—
Senior Vice President Of Organizational Effectiveness	72,000 45,000 30,000	0 15,000 30,000	(6) (7)	24.06 23.64 32.59	2/20/2013 3/25/2014 5/13/2015	— — —		— — —	— — —		— — —
	0	22,500	(3)	45.64	4/11/2016	11,250	(4)	543,364	—		—
	—	—		—	—	15,000	(8)	724,485	15,000	(9)	724,485

Linda V. Tiano, Esq.	0	50,000	(16)	$48.90	2/1/2017	25,000	(17)	1,207,475	—		—
Senior Vice President, General Counsel and Secretary

Steven H. Nelson(18)	0	0		0	—	0		0	0		0
Former President, Health Net of the Northeast and Senior Products

(1)	Stock option grant exercise price is equal to the closing price of our Common Stock on the NYSE on the date of grant.

(2)	The amounts shown represent the intrinsic value of unvested stock awards calculated by multiplying the number of shares by the closing fair market value of our Common Stock on December 31, 2007 of $48.30, minus par value of $0.001 per share.

(3)	These options will vest as to 50% of the underlying shares on each of April 11, 2008 and April 11, 2010.

(4)	Restricted stock units granted April 11, 2006 vesting at 100% on April 11, 2010.

(5)

Performance share units granted February 23, 2007 cliff vest on a date as soon as practicable following the completion of the performance period at 0% (or zero shares) upon attainment of the target level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2009, at 100% (or 200,000 shares) upon attainment of the median level and at 200% (or 400,000 share) upon attainment of the maximum level (with linear interpolations for performance between the target and maximum levels). No units have been shown as no shares would be earned if target performance is met. These units are further discussed in the “Long-Term Equity Compensation Program” section of the Compensation Discussion and Analysis. The award can be settled in (i) shares of Common Stock, (ii) a cash payment equal to the fair market value of the shares earned as of the vesting date, or (iii) a combination of stock and cash.

(6)	These options will fully vest on March 25, 2008.

(7)	These options will vest as to 50% of the underlying shares on each of May 13, 2008 and May 13, 2009.

(8)	Restricted stock units granted February 23, 2007 vesting at 50% on February 23, 2009 and February 23, 2011.

(9)	Performance share units granted February 23, 2007 cliff vest on a date as soon as practicable following the completion of the performance period at 50% of the granted units upon attainment of the threshold level of pre-established pre-tax income and pre-tax income margin levels in fiscal year 2009, at 100% upon attainment of the target level, at 150% upon attainment of the median level and at 200% upon attainment of the maximum level (with linear interpolations for performance between the threshold and maximum levels). Units shown equal the granted number of units, which would be earned if target performance is met. These units are further discussed in the “Long-Term Equity Compensation Program” section of the Compensation Discussion and Analysis.

(10)	Restricted stock units granted November 1, 2007 for 40,000 shares vesting at 50% on November 1, 2009 and November 1, 2011.

(11)	In connection with his hire on November 1, 2007, Mr. Capezza received a performance share award consisting of 40,000 performance shares under our 2006 LTIP, which is intended to provide compensation for the performance period commencing in 2008. The shares will cliff vest with respect to a percentage of the performance shares (which may range from 0-200%) on a date as soon as practicable following the completion of the performance period, but in no event later than March 15, 2011. The shares actually vesting will be determined based on achievement of certain pre-established performance goals, which would cover the 2008-2010 performance period. The performance goals applicable to the award were not established at the time of the grant and were set within the first three months of fiscal 2008. Mr. Capezza is not eligible for another equity grant until 2009.

(12)	Options granted February 17, 2004 for 24,000 shares vesting at 25% on February 17, 2005, February 17, 2006, February 17, 2007 and February 17, 2008.

(13)	Options granted June 14, 2004 for 20,000 shares vesting at 25% on June 14, 2005, June 14, 2006, June 14, 2007 and June 14, 2008.

(14)	Options granted December 14, 2004 for 20,000 shares vesting at 25% on December 14, 2005, December 14, 2006, December 14, 2007 and December 14, 2008.

(15)	Options granted January 3, 2005 for 50,000 shares vesting at 25% on January 3, 2006, January 3, 2007, January 3, 2008 and January 3, 2009.

(16)	Options granted February 1, 2007 for 50,000 shares vesting at 25% on February 1, 2008, February 1, 2009, February 1, 2010 and February 1, 2011.

(17)	Restricted stock units granted February 1, 2007 for 25,000 shares vesting at 50% on February 1, 2010 and February 1, 2011.

(18)	In November 2007, in connection with his resignation, Mr. Nelson forfeited his right to all unvested and outstanding equity awards.

OPTION EXERCISES AND STOCK VESTED FOR 2007

Name and Principal Position	Option awards		Stock awards
	Number of shares acquired on exercise(#)	Value realized on exercise($)(1)	Number of shares acquired on vesting(#)	Value realized on vesting($)(2)
Jay M. Gellert President and Chief Executive Officer	600,000	11,806,855	65,000	3,528,785

James E. Woys Executive Vice President, Chief Operating Officer, and Former Interim Chief Financial Officer	0	0	0	0

Joseph C. Capezza, CPA Executive Vice President and Chief Financial Officer	0	0	0	0

Stephen D. Lynch President, Health Plan Division	67,000	2,338,527	12,500	668,113

Karin D. Mayhew Senior Vice President of Organizational Effectiveness	54,000	1,510,920	0	0

Linda V. Tiano, Esq. Senior Vice President, General Counsel and Secretary	0	0	0	0

Steven H. Nelson Former President, Health Net of the Northeast and Senior Products	81,000	1,980,202	0	0

(1)	Value realized on the exercise of stock options was calculated based on the difference between the market price of the underlying securities on the date of exercise and the exercise price of the underlying option.

(2)	Value realized on vesting was calculated by multiplying the number of shares of stock by the market value of the underlying shares on the vesting date, minus the par value of $0.001 per share.

PENSION BENEFITS FOR 2007

Name and Principal Position	Plan Name	Number of years of credited service(#)(1)	Present value of accumulated benefit($)(2)	Payments during last fiscal year($)
Jay M. Gellert President and Chief Executive Officer	Health Net, Inc. Supplemental Executive Retirement Plan	11.5	2,609,835	0

James E. Woys Executive Vice President, Chief Operating Officer, and Former Interim Chief Financial Officer	Health Net, Inc. Supplemental Executive Retirement Plan	21.1667	849,832	0

Karin D. Mayhew Senior Vice President of Organizational Effectiveness	Health Net, Inc. Supplemental Executive Retirement Plan	9.75	809,310	0

(1)	Credited service is equal to actual service for Messrs. Gellert and Woys. Credited service for Ms. Mayhew is equal to actual service, plus one additional year, per the Mayhew Agreement.

(2)	The amounts represented are calculated as of December 31, 2007 using a 6.50% discount rate. Mortality is calculated according to the 1994 Group Annuity Mortality table, assuming post-retirement mortality only. Benefit shown is one hundred percent (100%) vested for Messrs. Gellert and Woys and eighty percent (80%) vested for Ms. Mayhew. Retirement age is assumed to be sixty-two (62), the “normal” and earliest unreduced age under the SERP. No additional assumptions are used as this benefit is paid as an annuity beginning after retirement for the executive’s lifetime.

Narrative to Pension Benefits Table

We maintain a SERP. The program covers Messrs. Gellert and Woys and Ms. Mayhew, an additional executive officer and fifteen (15) inactive associates. Benefits under the SERP are not funded; they remain subject to the claims of our creditors. The SERP is a defined benefit plan designed to provide a Health Net-paid retirement annuity of fifty percent (50%) of the executive’s average pay at retirement if the executive works until age sixty-two (62) and is actively employed for fifteen (15) years. The target retirement benefit is calculated at fifty percent (50%) of the average over the last sixty (60) months of employment using the executive’s base pay, plus any bonus earned. This benefit is prorated for less than fifteen (15) years service at age sixty-two (62) and/or if the executive leaves employment before the age of sixty (62). It is then multiplied by a vesting percentage (0% if under five (5) years of service; 10% after five (5) years; 20% after six (6) years; 40% after seven (7) years; 60% after eight (8) years; 80% after nine (9) years and 100% for ten (10) or more years of service).

The target benefit, after prorating and multiplying by the vesting percentage, is further reduced by other Health Net-paid retirement benefits, whether tax qualified or nonqualified, including the employer-paid portion of Social Security retirement benefits, the 401(k) Plan employer matching contributions and any other prior SERP profit-sharing plans. The net benefit is payable as an annuity for the executive’s lifetime, beginning at age sixty–two (62). A retired executive may elect to begin receiving reduced payments before age sixty-two (62) and/or to elect a form of payment that provides reduced payments during his or her lifetime and continues a portion of that benefit to the surviving spouse.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

Name and Principal Position	Executive contribution in last fiscal year($)(1)	Registrant contribution in last fiscal year($)	Aggregate earnings in last fiscal year($)	Aggregate withdrawals/ distributions($)	Aggregate balance at last fiscal year end($)(2)
Stephen D. Lynch President, Health Plan Division	164,031	0	(4,937)	0	220,354

(1)	The total amount shown has been included as “salary” in the “Summary Compensation Table.”

(2)	The amount shown includes $193,541 which has been reported as “salary” to Mr. Lynch in the “Summary Compensation Table” for the 2007 and 2006 fiscal years.

Narrative to Nonqualified Deferred Compensation Table

All named executive officers are eligible to participate in the Health Net, Inc. Deferred Compensation Plan (the “DC Plan”), however Mr. Lynch is the only executive who participated during 2007. The DC Plan is also available to all of our associates at the Director level and above who earn a minimum annual base salary of $100,000. The DC Plan provides an important supplement to our offered 401(k) Plan. The DC Plan allows participants to set aside tax-deferred dollars for the future and reduce their current income tax liability. Deferred amounts can be between five percent and ninety percent (5% and 90%) of base salary and between five percent and one hundred percent (5% and 100%) of “other compensation.” The DC Plan has been designed so that federal and state income tax on the monies deferred is not due until such time as the account balance is paid to a participant. Participants can elect distribution of their account balances from a given year to be paid to them while they are still working (In-Service Withdrawal) or they can elect to have payments made to them in the event of their separation from service with us. Payments can be made in a lump sum payment or as annual installments over a period of greater than two (2) years and less than ten (10) years.

For purpose of the DC Plan, “other compensation” means all bonuses (other than signing bonuses), commissions, incentive payments and all forms of currently taxable compensation reported on IRS Form W-2, other than base salary, except that reimbursements and allowances for automobiles, relocation, travel and education expenses are excluded.

The rates of return for the fiscal year ending December 31, 2007 for the funds in which Mr. Lynch participated in with respect to his deferred compensation plan are as follows:

Fund	Rate of Return
AMFunds Global Small Cap	21.43%
AMFunds Growth	12.35%
DFA VA International Value	10.75%
Fidelity Contrafund	17.59%
MEVL Blue Chip Growth Fund	12.14%
MEVL Bond Index B Fund	6.48%
MEVL Equity Income Fund	2.78%
MEVL Real Estate Securities Fund	(16.07%)
PIMCO Real Return	10.84%
PIMCO Total Return	8.92%
PIMCO VIT Global Bond	9.76%

Participants choose to invest their deferred compensation in whole percentages through a portfolio of funds, as recommended by an internal Compensation and Benefits Committee and approved by the Health Net Compensation Committee of the Board of Directors. In 2007, in response to feedback from plan participants, management engaged two consulting firms to recommend a “best in class” tracking fund line up for this plan.

The recommended funds were approved by both committees and include Bond funds, US Stock Funds, Global/International Stock Funds, Lifecycle Funds, and Other Specialized Funds in the financial, natural resources, real estate and technology sectors. The DC Plan funds are more aggressive than the funds available under our 401(k) Plan due to the characteristics inherent with a nonqualified deferred compensation plan in terms of eligibility being limited to a select group of management or highly compensation employees, annual and irrevocable elections, and unsecured account balances. The investment choices selected by the participants become the basis for determining the earnings on the participants' deferral account. Returns are based on the funds in which participants invest. These funds are valued daily. Participants can make changes to their investment choices at any time.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

We have entered into employment agreements with each of our named executive officers. Although these agreements provide that an executive’s employment with Health Net may be terminated by either the executive or by us at any time, for any reason and with or without notice, they do provide certain payments and benefits in the event of the executive’s termination without cause or in connection with a change of control. In general, these benefits include lump-sum payments equal to a multiple of base salary and continued health and welfare benefit coverage for a certain defined term. In addition, under certain conditions a change in control will trigger accelerated vesting for all, or a portion of, equity awards granted to each executive as described in more detail below in this section of the proxy entitled “Plan-Based Awards.” Generally, the severance and change in control provisions of our executive employment agreements are very similar. However, the terms of Mr. Gellert’s employment agreement vary somewhat, and therefore are discussed separately below.

Under the severance terms of each named executive officer’s employment agreement, in order to receive severance payments, a terminated executive (or his or her beneficiaries or estate, as applicable) must execute a separation agreement, waiver and release of claims substantially in the form prescribed by their agreement (a “Separation Agreement”), which, among other things, precludes the terminated executive from competing with us for a period of up to one year post-termination, depending on the applicable circumstances, and releases all claims against us.

Severance Terms of Employment Agreements with our Named Executive Officers (other than Mr. Gellert)

Generally under the terms of these agreements, in the event that we terminate an executive’s employment without cause (other than during the two year period following a change in control), the executive will be entitled to receive:

•	a one-time lump sum payment equivalent to 12 (in the case of Mr. Lynch) or 24 months (for our other executives) of their then-current base salary;

•

benefit continuation for the executive and his or her dependants for an initial period of six (in the case of Messrs. Woys and Capezza and Ms. Tiano), 12 (in the case of Mr. Lynch) or 24 months (in the case of Ms. Mayhew); and

•

payment of COBRA premiums for an additional 12 (in the case of Mr. Lynch) or 18-month period (in the case of Messrs. Woys and Capezza and Ms. Tiano), provided the executive properly elects to continue those benefits under COBRA. Ms. Mayhew is not entitled to Health Net paid COBRA premiums.

In the event that the executive’s employment is terminated due to death or disability, the executive or his or her beneficiaries or estate would be entitled to continuation of benefits for a period of twelve months and a lump-sum payment equal to one times (1x) their then-current base salary. With respect to Mr. Lynch, instead of a payment equal to 1x base salary, he would be entitled to a lump-sum payment equal to 12 months of his then-current base salary.

If, at any time within two years after a change in control, we terminate an executive without cause or the executive voluntarily terminates his or her employment for good reason, the executive will be entitled to receive:

•	a one-time lump sum payment equivalent to 24 (in the case of Mr. Lynch) or 36 months (for our other executives) of their then-current base salary;

•

benefit continuation for the executive and his or her dependants for an initial period of six (in the case of Mr. Lynch), 18 (in the case of Messrs. Woys and Capezza and Ms. Tiano) or 36 months (in the case of Ms. Mayhew); and

•

payment of COBRA premiums for an additional 18-month period provided the executive properly elects to continue those benefits under COBRA. Ms. Mayhew, however, is not entitled to Health Net paid COBRA premiums.

This change in control severance allowance will be forfeited in the case of a voluntary termination by the executive for good reason if we request in writing, prior to his or her resignation, that he or she continue in our employ for ninety days following the change in control, and he or she voluntarily leaves our employ prior to the expiration of that ninety day period.

In the event that an executive voluntarily terminates his or her employment at any time (other than for good reason within two years after a change in control), or we terminate the executive for cause, the executive would not be eligible to receive any of the severance benefits provided under their employment agreements. Mr. Lynch, however, would be eligible to purchase, at his own expense, company health insurance coverage for himself and his spouse until he is eligible for Medicare at age 65.

For each actively employed Named Executive Officer (other than Mr. Lynch), if the change in control benefits provided under the applicable executive employment agreement constitute “parachute payments” under Section 280G of the Internal Revenue Code, and at least $50,000 of such payments are subject to the excise tax imposed by Section 4999 of the Code, each of the covered executives will receive (i) a payment sufficient to pay those excise taxes and (ii) an additional payment sufficient to pay the taxes arising as a result of that payment (together, a “Gross-Up Payment”). Mr. Capezza, however, is only entitled to Gross-Up Payments for taxes incurred prior to November 2009. If the amount of such “parachute payments” subject to excise taxes does not exceed $50,000, no Gross-Up Payment will be paid and the executive’s severance payments will be reduced (if necessary, to zero) so that no portion of the severance payments is subject to the imposition of excise taxes.

With respect to Mr. Lynch, to the extent that any severance payments constitute “parachute payments,” then all such cash and non-cash payments to Mr. Lynch shall be reduced, in that order, to the extent necessary such that no portion of the payments is subject to the imposition of excise taxes, but only if (i) the net amount of such payments, as so reduced (and after subtracting any additional taxes due on such reduced payments) is greater than or equal to (ii) the net amount of such payments without such reduction (but after subtracting the net amount of excise taxes and all additional taxes due on such unreduced payments).

For purposes of these employment agreements, “change in control” is generally defined to mean (i) the acquisition by any person or group (as defined by the Securities Exchange Act of 1934, as amended) of 20% or more of our voting stock; (ii) a change in the majority of incumbent board members as a result of a tender offer, merger, sale of assets or other major transaction; (iii) our merger or consolidation with any other entity pursuant to which our shareholders immediately prior to the transaction own less than 80% or the outstanding securities of the combined entity; (iv) the consummation of a tender or exchange offer for 20% or more of our outstanding securities; (v) the transfer of substantially all of our assets to another person (other than a wholly-owned subsidiary); or (vi) our entry into a management agreement that grants a third party authority to hire or fire the executive.

“Good Reason” generally means (i) a demotion or substantial reduction in the scope of executive’s position, duties or responsibilities; (ii) any removal from or failure to reelect the executive to their existing position (or the functional equivalent thereof), other than in connection with a termination due to Disability, normal retirement, for Cause or by the executive voluntarily other than for Good Reason; (iii) a reduction in base salary or a material reduction in benefits or perquisites available; (iv) a relocation of more than 50 miles (provided that such proposed relocation results in a materially greater commute for the executive); or (v) our failure to provide for the successor entity in any merger, consolidation or transfer of assets to assume our obligations under the executive’s employment agreement.

“Cause” is generally defined as (i) an act of dishonesty causing harm to us or any of our affiliates; (ii) the knowing unauthorized disclosure of confidential information relating to our business; (iii) habitual drunkenness or narcotic drug addiction; (iv) conviction of a felony or a misdemeanor involving moral turpitude; (v) willful refusal to perform or gross neglect of duties; (vi) the willful breach of any law that, directly or indirectly, affects us or our affiliates; (vii) a material breach by the executive following a change in control of those duties and responsibilities that do not differ in any material respect from the executive’s duties and responsibilities during the 90-day period immediately prior to such change in control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the executive’s part, committed in bad faith or without reasonable belief that such breach is in our best interests and which is not remedied in a reasonable period of time after receipt of written notice from us specifying such breach, or (viii) breach of the executive’s obligations under his or her employment agreement (or under any other policy) to protect our proprietary and confidential information. In October 2007, we revised our standard executive officer employment agreement. Among the changes was an adjustment to the definition of “cause” to replace “the knowing unauthorized disclosure of confidential information relating to our business,” with the material breach of our Code of Conduct or our ethics and compliance procedures. To date, this revised definition of “cause” applies only with respect to Messrs. Lynch’s and Capezza’s employment agreements.

“Disability” means a the executive’s absence from his or her duties with us on a full-time basis for at least 180 consecutive days as a result of his or her incapacity due to physical or mental illness.

Severance Terms of Mr. Gellert’s Employment Agreement

In the event that we terminate the employment of Mr. Gellert without cause (other than during a two-year period following a change of control), Mr. Gellert will be entitled to receive a $6,000,000 severance payment. If, during a two-year period following a change in control, we terminate Mr. Gellert without cause or he voluntarily resigns for “good reason” (and gives us at least 14 days’ prior written notice of such resignation), he will be entitled to a lump sum payment of $6,000,000, and any options which vested prior to his termination will continue to remain exercisable for 2 years following his date of termination or until the options’ general termination date, whichever is shorter.

To the extent these payments constitute a “parachute payment” under Section 280G of the Internal Revenue Code and at least $50,000 of such payments are subject to excise taxes, we have agreed to provide Mr. Gellert with a full tax gross-up, which will cover those excise taxes and all additional taxes he incurs by reason of such payment.

For purposes of the Gellert Agreement only, “change in control” is defined as (i) a 51 percent change in beneficial ownership of our capital stock in a single transaction; (ii) a change in the majority of our outside directors over a two year period, other than changes approved by the then-current Board; (iii) the sale of substantially all our assets; or (iv) our liquidation or dissolution.

For purposes of the Gellert Agreement only, the term “good reason” means (i) a material reduction in Mr. Gellert’s position, duties, responsibilities or salary; (ii) his relocation outside California or (iii) his removal from the position of President and Chief Executive Officer in conjunction with a change in control, in each case without Mr. Gellert’s consent.

Plan-Based Awards

For all option grants, upon voluntary termination, optionees may exercise vested options for up to one month from the termination date. Upon involuntary termination for reasons other than cause, optionees may exercise vested options for up to three months from the termination date.

Upon termination for retirement, death and/or disability, vested options may generally be exercised for up to 12 months from the termination date by the optionee or, in the case of death or disability, by the beneficiary of the executive. Upon terminating an executive for “cause” (as defined in such executive’s employment agreement), all options will be cancelled and forfeited by the executive.

A change in control will trigger accelerated vesting for all options, restricted stock and restricted stock units granted prior to March 2, 2006. For option, restricted stock and restricted stock unit grants made after March 6,

2006, accelerated vesting is triggered only upon the occurrence of both a change in control and termination of employment by the acquirer or by the executive under the definition of “good reason” within two years of such change in control.

Subject to compliance with Section 409A of the Internal Revenue Code, performance shares granted to our named executive officers (other than our Chief Executive Officer) fully vest upon a change in control at a level assuming the achievement of target performance under the Performance Share plan in effect for such executives. With respect to our Chief Executive Officer, his performance shares also fully vest upon a change in control, but such vesting assumes a median level of performance under the Chief Executive Officer’s Performance Share Plan.

Also effective with equity grants made on or after March 2, 2006, we have defined a qualified “retirement” as voluntary resignation at age 55 or older and a minimum of 10 years of employment service. In the case of a qualified retirement, equity grants (other than performance shares) will vest immediately on a prorated basis based on the number of full calendar years that have elapsed since the date of grant and the number of full calendar years in the vesting period. In the case of a qualified retirement, a prorated portion of performance shares that have not yet vested will continue to remain eligible to vest on the normal vesting date of the grant. Such portion will be based on the number of calendar days that have elapsed since the date of grant and the total number of calendar days in the vesting period. Recipients of performance share awards must be actively employed for a minimum of two years of the three-year performance cycle to be eligible for prorated vesting in connection with a qualified retirement.

In accordance with the rules of the SEC, the following table presents our reasonable estimates of the benefits payable to our named executive officers assuming, that each of the following scenarios occurred on December 31, 2007: (i) a change in control, (ii) an involuntary termination of employment without cause or a resignation for good reason simultaneous with a change in control, (iii) retirement, (iv) death or disability and (v) an involuntary termination of employment without cause or a resignation for good reason. Excluded are benefits provided to all employees, such as accrued vacation and benefits payable under our life and other insurance policies. Also excluded are benefits previously accrued under our deferred compensation plan and SERP. For information on such accrued benefits see the “Nonqualified Deferred Compensation” table and the “Pension Benefits” table shown elsewhere in the proxy statement. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that the named executive officers will receive the amounts shown. In addition, we have excluded Mr. Nelson from this table as he resigned prior to December 31, 2007 and he was not eligible to receive any severance or other benefits in connection with his resignation.

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

Name and Principal Position	Compensation Components	Change in Control				Retirement ($)(1)		Death or Disability ($)(2)		Involuntary Without Cause Termination ($)
		Occurrence of Change in Control ($)		Involuntary Without Cause or Voluntary with Good Reason Termination ($)
Jay M. Gellert	Cash Severance	0		6,000,000		0		0		6,000,000
President and Chief Executive Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0		665,000		166,250		0		0
	Restricted Stock	0		6,037,375		1,509,344		0		0
	Performance Share Units	9,659,800		9,659,800		0		0		0
	SERP Benefits(4)	0	(4)	0	(4)	0	(4)	0	(4)	0	(4)
	Health Benefits(5)	0		0		0		0		0
	Excise Tax Gross Up Payment(6)	0		0		0		0		0
	Total Value	9,659,800		22,362,175		1,675,594		0		6,000,000
James E. Woys	Cash Severance	0		2,100,000		0		700,000		1,400,000
Executive Vice President, Chief Operating Officer and Former Interim Chief Financial Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	1,969,180		2,102,180		33,250		0		0
	Restricted Stock	0		2,777,193		301,869		0		0
	Performance Share Units	1,569,718		1,569,718		0		0		0
	SERP Benefits(4)	0	(4)	0	(4)	0	(4)	0	(4)	0	(4)
	Health Benefits(5)	0		43,889		0		14,630		29,260
	Excise Tax Gross Up Payment(6)	0		2,154,305		0		0		0
	Total Value	3,538,898		10,747,285		335,119		714,630		1,429,260
Joseph C. Capezza, CPA	Cash Severance	0		1,650,000	(7)	0		550,000		1,180,000	(7)
Executive Vice President and Chief Financial Officer	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0		0		0		0		0
	Restricted Stock	0		1,931,960		0		0		0
	Performance Share Units	1,931,960		1,931,960		0		0		0
	SERP Benefits(4)	0		0		0		0		0
	Health Benefits(5)	0		44,075		0		14,692		29,383
	Excise Tax Gross Up Payment(6)	0		990,959		0		0		0
	Total Value	1,931,960		6,548,954		0		564,692		1,209,383
Stephen D. Lynch	Cash Severance	1,800,000	(8)	3,000,000		0		600,000		2,400,000	(8)
President, Health Plan Division	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	834,550		940,950		26,600		0		0
	Restricted Stock	0		2,716,819		241,495		0		0
	Performance Share Units	905,606		905,606		0		0		0
	SERP Benefits(4)	0		0		0		0		0
	Health Benefits(5)	0		16,609		0		8,305		16,609
	Excise Tax Gross Up Payment(6)	0		0		0		0		0
	Total Value	3,540,156		7,579,984		268,095		608,305		2,416,609

Name and Principal Position	Compensation Components	Change in Control			Retirement ($)(1)	Death or Disability ($)(2)		Involuntary Without Cause Termination ($)
		Occurrence of Change in Control ($)	Involuntary Without Cause or Voluntary with Good Reason Termination ($)
Karin D. Mayhew	Cash Severance	0	1,237,500		0	412,500		825,000
Senior Vice President of Organizational Effectiveness	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	841,200	901,050		14,963	0		0
	Restricted Stock	0	1,267,849		135,841	0		0
	Performance Share Units	724,485	724,485		0	0		0
	SERP Benefits(4)	0	248,582	(4)	0	248,582	(4,9)	0
	Health Benefits(5)	0	9,598		0	3,199		27,405
	Excise Tax Gross Up Payment(6)	0	0		0	0		0
	Total Value	1,565,685	4,389,063		150,803	664,281		852,405
Linda V. Tiano, Esq.	Cash Severance	0	1,500,000		0	500,000		1,000,000
Senior Vice President, General Counsel and Secretary	Intrinsic Value of Accelerated Equity:(3)
	Stock Options	0	0		0	0		0
	Restricted Stock	0	1,207,475		0	0		0
	Performance Share Units	0	0		0	0		0
	SERP Benefits(4)	0	0		0	0		0
	Health Benefits(5)	0	72,257		0	24,086		48,172
	Excise Tax Gross Up Payment(6)	0	0		0	0		0
	Total Value	0	2,779,732		0	524,086		1,048,172

(1)	The amounts represented in this column associated with options and/or restricted stock units represent the intrinsic value of the prorated portion accelerated upon a qualified “retirement” as defined in the 2006 LTIP and discussed in detail in the “Plan Based Awards” section of this proxy statement.

(2)	The amounts represented in this column do not include the standard death benefit provided by Health Net to all of its associates equal to one times base salary.

(3)	The amounts represent the intrinsic value of unvested stock options, restricted stock units and performance share units which would be accelerated upon the occurrence of a change in control, an involuntary termination without “cause” or voluntary termination with “good reason” during the two-year period following a change in control or upon a qualified “retirement.” Compensation Committee approval has been assumed for the acceleration of unvested stock options upon a change in control as required by the 1998 and 2002 Stock Option Plans and applicable grant agreements.

Stock option value is calculated based on the difference between the fair market value of our Common Stock on December 31, 2007 at $48.30 per share and the exercise price of the underlying stock option. Restricted stock unit value is calculated by multiplying the number of shares by the fair market value on December 31, 2007 at $48.30 per share, minus par value of $0.001 per share.

(4)	The benefits shown only consist of accelerated or enhanced benefits under the SERP. Excluded are benefits previously accrued under the SERP. Only Ms. Mayhew will receive such enhanced or accelerated benefits under the SERP as she is currently vested at eighty percent (80%). Messrs. Gellert and Woys are one hundred percent (100%) vested. Accrued benefits under the SERP are shown in the “Pension Benefits” table for Messrs. Gellert and Woys and Ms. Mayhew.

(5)	Amounts include continuation of heath benefits and COBRA premiums. The amounts associated with health benefits are calculated using 2008 enrollment rates and severance agreement terms, if applicable.

(6)	Excise tax gross up benefits are provided to executives under their severance agreement terms, as applicable.

(7)	The amount shown includes a move-back benefit as detailed in the Capezza Agreement which entitles Mr. Capezza up to $80,000 toward moving expenses associated with relocating should he be involuntarily terminated without cause within the first twenty-four months of employment with us and be unable to obtain re-employment within thirty days of termination.

(8)	The severance benefit includes a performance incentive bonus in the amount of $1,800,000, which could be paid upon the occurrence of a change in control prior to the completion of the performance period, or involuntary termination without “cause” at any time prior to the completion of the performance period.

(9)	The SERP benefit shown for Ms. Mayhew is the enhanced unvested value accelerated to one hundred percent (100%) upon disability. For death benefits at December 31, 2007, the enhanced value of the benefit to her spouse would be $708,938.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

Set forth below is a tabulation indicating those persons or groups that are known to us to be the beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 14, 2008. The information in the table and the related notes is based on statements filed by the respective beneficial owners with the Securities and Exchange Commission pursuant to Sections 13(d) and 13(g) under the Exchange Act.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Renaissance Technologies LLC 800 Third Avenue New York, New York 10022	5,605,700	(3)	5.09%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	13,035,161	(4)	11.83%

(1)	Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

(2)	Represents the percentage of outstanding shares of Common Stock beneficially owned as set forth in the statements on Schedule 13G filed by the respective beneficial owners with the Securities and Exchange Commission.

(3)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 , by Renaissance Technologies LLC, an investment adviser (“RTC”) and James H. Simons, a control person of RTC, Mr. Simons and RTC both have sole voting power over 4,873,000 shares and sole dispositive power over 5,605,700 shares.

(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2008, by Wellington Management Company, LLP (“WMC”), an investment adviser. WMC, in its capacity as investment adviser, may be deemed to beneficially own the shares, all of which are held of record by clients of WMC and has shared voting power over 7,732,309 shares and shared dispositive power over 13,017,561 shares.

Security Ownership of Management

The following table sets forth the number of shares of Common Stock beneficially owned by each director of Health Net serving on the Board on March 14, 2008, by each Named Executive Officer on March 14, 2008 and by all directors and executive officers as a group as of March 14, 2008, and the percentage that these shares bear to the total number of shares of Common Stock outstanding as of such date:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(**)		Percent of Class
Theodore F. Craver, Jr.	26,177	(1)	*
Vicki B. Escarra	4,405	(2)	*
Thomas T. Farley	53,000	(3)	*
Gale S. Fitzgerald	49,899	(4)	*
Patrick Foley	80,500	(5)	*
Roger F. Greaves	99,075	(6)	*
Bruce G. Willison	47,418	(7)	*
Frederick C. Yeager	23,107	(8)	*
Jay M. Gellert	2,312,725	(9)	2.13%
James E. Woys	667,560	(10)	*
Joseph C. Cappeza, CPA	40,000	(11)	*
Stephen D. Lynch	134,750	(12)	*
Karin D. Mayhew	290,696	(13)	*
Linda V. Tiano, Esq.	57,500	(14)	*
Steven H. Nelson	993		*
All current directors and executive officers as a group (15 persons)***	6,205,678	(15)	5.66%

*	The amount shown is less than 1% of the outstanding shares.

**	The information contained in this table is based upon information furnished to us by the persons identified as beneficial owners or obtained from our records. Unless otherwise indicated, beneficial ownership consists of sole power to vote or direct the vote and sole power to dispose or direct the disposition of the shares listed, subject to community property laws where applicable.

***	Mr. Nelson is not included in the group as he is no longer an executive officer of Health Net.

(1)	Includes 2,650 shares held in a Living Trust of which Mr. Craver is a beneficiary, 16,027 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Craver has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(2)	Includes 2,500 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding vested options, and 1,905 shares with respect to which Ms. Escarra has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(3)	Includes 10,000 shares held by the Farley Family Trust of which Mr. Farley is a beneficiary and 10,500 shares held under an individual retirement account of which Mr. Farley is a beneficiary. Also includes 25,000 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Farley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(4)	Includes 3,604 shares of which Ms. Fitzgerald holds in joint tenancy with her spouse, 38,795 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Ms. Fitzgerald has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(5)

Includes 10,500 held by Foley Trust U/A of which Mr. Foley is a beneficiary, 62,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding vested options, and

7,500 shares with respect to which Mr. Foley has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(6)	Includes 55,000 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Greaves has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(7)	Includes 7,000 shares held in the B&G Willison Living Trust of which Mr. Willison is a beneficiary. Also includes 32,918 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Willison has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(8)	Includes 12,027 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding vested options, and 7,500 shares with respect to which Mr. Yeager has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(9)	Includes 162,600 shares with respect to unvested restricted stock units, 1,300,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding vested options and 125,000 shares with respect to which Mr. Gellert has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(10)	Includes 95,500 shares with respect to unvested restricted stock units, 5,450 shares with respect to shares Mr. Woys acquired under Health Net’s 401(K) Plan, 448,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding vested options, and 98,000 shares with respect to which Mr. Woys has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(11)	Includes 40,000 shares with respect to unvested restricted stock units.

(12)	Includes 75,000 shares with respect to unvested restricted stock units, 58,500 shares with respect to which Mr. Lynch has the right to acquire beneficial ownership by virtue of outstanding vested options and 20,000 shares with respect to which Mr. Lynch has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(13)	Includes 26,250 shares with respect to unvested restricted stock units, 207,000 shares with respect to which Ms. Mayhew has the right to acquire beneficial ownership by virtue of outstanding vested options, and 41,250 shares with respect to which Ms. Mayhew has the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

(14)	Includes 45,000 shares with respect to unvested restricted stock units, 12,500 shares with respect to which Ms. Tiano has the right to acquire beneficial ownership by virtue of outstanding vested options.

(15)	Includes an aggregate of 2,270,767 shares with respect to which executive officers or directors have the right to acquire beneficial ownership by virtue of outstanding vested options and an aggregate of 361,155 with respect to which executive officers or directors have the right to acquire beneficial ownership by virtue of outstanding options that vest within 60 days of March 14, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any person that beneficially owns more than ten percent of our Common Stock are required to report their beneficial ownership and any changes in that ownership to the SEC and the NYSE. These reports are required to be submitted by specified deadlines, and we are required to report in this proxy statement any failure by directors, officers and beneficial owners of more than ten percent of our Common Stock to file such reports on a timely basis during our most recent fiscal year or, in the case of such a failure that has not previously been so disclosed, prior fiscal years. Based solely on a review of the copies of reports furnished to us during and with respect to the year ended December 31, 2007 and written representations from certain of our directors and executive officers, we do not know of any failure by our executive officers, directors and beneficial owners of more than ten percent of our Common Stock to file on a timely basis any reports required by Section 16(a) for the year ended December 31, 2007 and, to the extent applicable for purposes of this disclosure, prior fiscal years.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our securities authorized for issuance under our equity compensation plans as of December 31, 2007:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(2)	6,044,854	(3)	$31.62	4,366,775	(4)
Equity compensation plans not approved by security holders	1,835,492	(5)	$26.64	0	(6)
Total	7,880,346	(3)	$30.38	4,366,775	(3)

(1)	The weighted-average exercise price as shown does not take into account outstanding awards of restricted stock units.

(2)	Includes all of our stock option and long-term incentive plans other than our Amended and Restated 1998 Stock Option Plan (the “1998 Stock Option Plan”).

(3)	In addition, 1,250 shares of restricted stock were issued and outstanding as of December 31, 2007 and were subject to forfeiture restrictions under the applicable compensation plans.

(4)	Consists of shares available under our 2006 Long-Term Incentive Plan (the “2006 Plan”). Pursuant to the 2006 Plan, the number of securities available for future issuance may be increased by the amount of shares of stock that are presently subject to awards under our retired 2005 Long-Term Incentive Plan (which includes shares subject to or issued pursuant to awards under our 2002 Stock Option Plan and 1997 Stock Option Plan) which remain unissued upon the cancellation or termination of such awards (the “Recyclable Shares”). As of December 31, 2007, there were 857,232 Recyclable Shares available for future issuance under the 2006 Plan. In addition, pursuant to the 2006 Plan, any equity award grant, other than a stock option grant, shall reduce the number of shares available for issuance under the 2006 Plan by two shares of common stock for each share actually subject to such equity award.

(5)	Consists of shares subject to issuance under our 1998 Stock Option Plan as of December 31, 2007.

(6)	The 1998 Stock Option Plan was terminated effective May 11, 2006. Accordingly, no new equity awards may be granted out of the 1998 Stock Option Plan, rather only previously granted equity awards that vest and are exercised, as applicable, will be issued under the 1998 Stock Option Plan.

1998 Stock Option Plan

On December 5, 1998, Health Net adopted the 1998 Stock Option Plan, which was amended and restated on May 4, 2000, and further amended on October 13, 2000, December 18, 2000, March 14, 2002 and February 26, 2006 (collectively, the “1998 Stock Option Plan” and/or the “Plan”). The purposes of the 1998 Stock Option Plan are: (1) to align the interests of our stockholders and recipients of awards under the plan by increasing the proprietary interest of award recipients in our growth and success; (2) to attract and retain employees and directors and (3) to motivate employees and directors to act in the long-term best interests of our stockholders. The 1998 Stock Option Plan is administered by the Compensation Committee or by the Board of Directors. References in this summary to the Compensation Committee refer also to the Board of Directors, if and to the extent that the Board of Directors elects to act in an administrative capacity with respect to the Plan. The terms of the Plan permit the Compensation Committee to delegate some or all of its power and authority under the Plan to officers of Health Net.

General. Health Net has reserved for issuance under the 1998 Stock Option Plan a total of 8,256,243 shares of Common Stock available for awards, including 500,000 shares available for restricted and bonus stock awards. The number of available shares is subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than a regular cash dividend. If any award granted under the 1998 Stock Option Plan expires or is terminated for any reason, the shares of Common Stock underlying the award will again be available under the 1998 Stock Option Plan.

Awards.    Under the 1998 Stock Option Plan, the Compensation Committee may grant awards consisting of stock options and stock appreciation rights (“SARs”) and stock awards in the form of restricted stock (which may include associated cash awards), restricted stock units or bonus stock to eligible employees and directors. However, no awards may be granted under the Plan to certain highly compensated officers of Health Net.

•

Stock options.    Stock option awards under the Plan consist of stock options which are not intended to qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended. At the time a stock option is granted, the Compensation Committee determines the number of shares of Common Stock subject to the option, the exercise price per share of underlying Common Stock, the period during which the option may be exercised and the restrictions on and conditions to exercise of the option. The exercise price of the option per share of underlying Common Stock must be at least equal to the fair market value of a share of the Common Stock on the date the option is granted.

•

Stock appreciation rights.    The Compensation Committee may grant SARs in conjunction with a concurrent or pre-existing stock option award. A SAR entitles the holder to receive, upon exercise of the SAR and surrender of the related stock option, shares of Common Stock, cash or a combination of stock and cash with an aggregate value equal to the product of

•	the excess of (1) the fair market value of one share of Common Stock on the date of exercise over (2) the base price of the SAR,

multiplied by

•

the number of shares of Common Stock subject to the surrendered stock option. The base price of a SAR is equal to the exercise price per share of the related stock option. The term, exercisability and other provisions of a SAR are fixed by the Compensation Committee.

The Compensation Committee determines the period for exercise of a SAR, provided that, the SAR shall not be exercised later than the expiration, cancellation, forfeiture or other termination of the related option.

•	Stock awards. The Compensation Committee may award shares of our Common Stock either as a restricted stock award, restricted stock unit award or as bonus stock that is not subject to restriction.

•

Bonus Stock.    Bonus stock is vested upon grant and is not subject to any restriction period, but may have such deferred payment or other restrictions and conditions as the Compensation Committee may deem advisable.

•

Restricted Stock.    The Compensation Committee fixes the restrictions, the restriction period and the valuation date and the price, if any, to be paid to the holder of each share of restricted stock subject to the award. The recipient of a restricted stock award will be unable to dispose of the shares prior to the expiration of the applicable restricted period. Unless otherwise determined by the Compensation Committee, during the restricted period, the recipient is entitled to vote the shares and receive any regular cash dividends on the shares. In connection with any restricted stock award, the Compensation Committee may authorize the payment of a cash award, subject to restrictions and other terms and conditions prescribed by the Compensation Committee, to the holder of the restricted stock, payable at any time after the restricted stock becomes vested. The amount of the cash award may not exceed 100% of the average fair market value of the restricted stock as determined over a period of 60 consecutive trading days ending on the applicable valuation date.

Restricted Stock Units (“RSU”).    An RSU is a right to receive, upon vesting, shares of Common Stock, cash or a combination thereof with a value equal to the fair market value of the Common Stock on the date of vesting. An RSU shall be subject to forfeiture if, during the restriction period, (i) the holder does not remain continuously in the employment of Health Net; or (ii) any specified performance measures are not satisfied. Prior to the settlement of an RSU, the holder of such RSU has no rights as a stockholder of Health Net with respect to any shares subject to the award; however, the agreement evidencing the award may allow the holder of the RSU to receive, on a current or deferred basis, dividend equivalents with respect to the shares of Common Stock in which the award is denominated and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents.

Change in Control.    In the event of a “change in control” (as defined in the 1998 Stock Option Plan) all stock options, RSUs and SARs outstanding under the 1998 Stock Option Plan will become immediately exercisable in full and the restrictions on all restricted stock awards will lapse. All awards under the Plan are required to be evidenced by a written agreement on terms approved by the Compensation Committee, subject to the provisions of the Plan. An agreement evidencing stock options, RSUs or restricted stock granted under the Plan may contain provisions limiting the acceleration of the exercisability of options and the acceleration of the lapse of restrictions on restricted stock or RSUs in connection with a change in control as the Compensation Committee deems appropriate to ensure that the penalty provisions applicable to excess parachute payments under the Internal Revenue Code of 1986, as amended, will not apply to any stock, cash or other property received by the award holder from us.

Termination of Employment or Service.    In the event of the termination of employment or service as a director of the holder of an award, other than in the event of a termination or removal for “Cause” (as defined under the 1998 Stock Option Plan), the Compensation Committee may provide for the vesting of the holder’s restricted stock, RSUs, cash awards and stock options under the Plan. In the event an award holder is terminated (or removed from the Board of Directors) for “Cause,” all of the holder’s restricted stock, RSUs and cash awards under the 1998 Stock Option Plan that remain subject to restrictions will be forfeited and all of the holder’s stock options under the 1998 Stock Option Plan will be terminated.

Amendment and Termination.    The Plan was terminated by the Board of Directors effective May 11, 2006. Accordingly, no new equity awards may be granted under the 1998 Stock Option Plan, and only previously granted equity awards that vest and are exercised will result in issuance of securities under the 1998 Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF HEALTH NET, INC.

The Audit Committee of the Board of Directors of Health Net, Inc. (the “Company”) is responsible for monitoring the integrity of the Company’s consolidated financial statements, its system of internal controls and the independence and performance of its internal auditors and independent registered public accounting firm. The Audit Committee is also responsible for the selection, evaluation and oversight of the Company’s independent registered public accounting firm. The Audit Committee is composed of four non-employee directors and operates under a written Charter adopted by the Board of Directors. Each Audit Committee member is independent (as defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange listing standards).

Management is responsible for the financial reporting process, including establishing and maintaining adequate internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing management’s assessment of the Company’s internal control over financial reporting and the consolidated financial statements. The Audit Committee’s responsibility is to monitor and review these processes. The Audit Committee relies on the accuracy and completeness of the information provided to it and on the representations made by management and the independent registered public accounting firm.

The Audit Committee held twelve meetings during the year ended December 31, 2007 and met in executive session at seven of those meetings. The Audit Committee reviewed and discussed with management and the independent registered public accounting firm management’s assessment of internal control over financial reporting as of December 31, 2007 and the audited consolidated financial statements of the Company for the year ended December 31, 2007. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), the standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X of the Securities Act of 1933, as amended. In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee also considered whether the provision of non-audit services by the independent registered public accounting firm was compatible with maintaining its independence. The Audit Committee reviewed, among other things, the amount of fees paid to the independent registered public accounting firm for audit and non-audit services.

Based on its review and the foregoing meetings, discussions and reports, and subject to the limitations on its role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that management’s report on internal control over financial reporting as of December 31, 2007, as presented by management and audited by the Company’s independent registered public accounting firm, and the audited consolidated financial statements of the Company for the year ended December 31, 2007, as audited by the Company’s independent registered public accounting firm, each be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee selected the Company’s independent registered public accounting firm and recommended to the Board of Directors that the Board of Directors seek stockholder ratification of the Company’s independent registered public accounting firm.

Theodore F. Craver, Jr. (Chairman)

Thomas T. Farley

Gale S. Fitzgerald

Frederick C. Yeager

February 18, 2008

PRINCIPAL INDEPENDENT REGISTERED ACCOUNTING FIRM FEES AND SERVICES

Principal Accountant Fees and Services

The following table shows the fees (in thousands) billed to us by Deloitte & Touche LLP for each of years ended December 31, 2007 and 2006.

	2007	2006
Audit fees(a)	$7,395	$7,134
Audit-related fees(b)(c)	1,430	1,097
Total audit and audit-related fees	8,825	8,231
Tax fees(c)(d)	0	58
All other fees	0	0
Total fees(e)	$8,825	$8,289

(a)	Includes fees for the annual audit of the consolidated financial statements, quarterly reviews and stand-alone audits of regulated subsidiaries, and audit of internal controls over financial reporting.

(b)	Includes fees for actuarial certifications and agreed-upon procedures for regulatory filings, audits of employee benefit plans and consultations on accounting standards or transactions.

(c)	The Audit Committee has determined that the provision of these services was compatible with maintaining the principal accountant’s independence.

(d)	Includes fees for income and sales tax planning.

(e)	All such fees were approved by the Audit Committee of our Board of Directors.

Approval of Non-Audit Services

The Audit Committee approved the following non-audit services that were performed by Deloitte & Touche LLP, our independent auditor during 2007: (1) audit related services such as (i) employee benefit plan audits, (ii) actuarial certification services (iii) debt and other SEC registration statement assistance, (iv) accounting and financial reporting standards consultation and (v) agreed upon procedures for regulatory filings; and (2) certain other miscellaneous non-audit services permitted under Section 10A of the Exchange Act.

From and after the effective date of the SEC rule requiring Audit Committee pre-approval of all audit and permissible non-audit services provided by independent registered public accountants, the Audit Committee has approved all audit and permissible non-audit services prior to such services being provided by Deloitte & Touche LLP.

PROPOSAL 2—RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 31, 2008. Deloitte & Touche LLP has served in this capacity since June 3, 1994. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

The Board of Directors is submitting the ratification of the selection of Deloitte & Touche LLP to stockholders as a matter of good corporate practice, although it is not required to do so. Should the stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2008. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent registered accounting firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders best interests.

The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the vote to ratify the selection of Deloitte & Touche LLP.

The Board of Directors recommends a vote FOR Proposal 2

to ratify the selection of Deloitte & Touche LLP as our

independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals to be made at the 2009 Annual Meeting of Stockholders must be received at our principal executive offices by December 4, 2008 in order to be eligible for inclusion in our proxy statement and form of proxy relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for a stockholder proposal to be made at the 2009 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act to be considered “timely” for purposes of Rule 14a-4(c) under the Exchange Act, written notice of the stockholder’s intent to make such proposal must be delivered to or mailed and received at our principal executive offices not later than February 17, 2009. Our bylaws require that notice of stockholder proposals to be made at the 2009 Annual Meeting of Stockholders outside the processes of Rule 14a-8 under the Exchange Act be submitted to us in accordance with the requirements of the bylaws no earlier than January 8, 2009 or later than February 7, 2009, provided that, in the event that the 2009 Annual Meeting of Stockholders is called for a date that is earlier than April 13, 2009 or later than June 2, 2009, notice of stockholder proposals, including for director nominations, to be timely, must be received not later than the close of business on the tenth day following the day on which our notice of the date of the 2009 Annual Meeting of Stockholders was mailed or public disclosure of such date was made, whichever first occurs.

Pursuant to our bylaws, notice of stockholder proposals must be in proper written form, setting forth, as to each matter the stockholder proposes to bring before the meeting, the following:

•	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the name and record address of such stockholder;

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal and any material interest of such stockholder therein; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting.

Similarly, stockholder nominations for director must set forth the following in writing:

•

as to each proposed nominee, all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, including, but not limited to, the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

•	as to the stockholder making the nomination:

•	their name and record address, as they appear on our books,

•	the class or series and number of shares of our stock which are owned beneficially or of record by such stockholder;

•

a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder;

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice; and

•

any other information required to be disclosed in solicitations of proxies for the election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Investor Relations, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367, or contact Investor Relations by telephone at (800) 291-6911. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes, except to the extent we specifically incorporate such reports by reference therein. In addition, information on our Internet Web site, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

COMMUNICATION WITH DIRECTORS

Communications with Directors.    The Board of Directors has established a process to receive communications from stockholders and other interested parties (collectively, “Interested Parties”). Interested Parties may contact any member (or all members) of the Board by mail. To communicate with the Board of Directors, any individual director, or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent “c/o Company Secretary” at 21650 Oxnard Street, Woodland Hills, California 91367.

All communications received as set forth in the preceding paragraph will be opened by the office of our General Counsel for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the General Counsel’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

Upon written request by any stockholder, we will provide without charge a copy of our Annual Report on Form 10-K and/or proxy statement for our most recent fiscal year, including the financial statements and the financial statement schedules required to be filed with the SEC. Such written requests should be directed to Investor Relations, Attention, David Olson, Senior Vice President, Corporate Communications, Health Net, Inc., 21650 Oxnard Street, Woodland Hills, California 91367.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented for consideration at the 2008 Annual Meeting of Stockholders. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

AS ADOPTED BY THE BOARD OF DIRECTORS OF HEALTH NET, INC. ON DECEMBER 4, 2007

Under New York Stock Exchange listing standards applicable to Health Net, Inc. (the “Company”), no director of the Company qualifies as “independent” unless the Company’s Board of Directors (the “Board”) affirmatively determines that the director has no material relationship with the Company, including its consolidated subsidiaries (“Health Net”), either as a director or as a partner, shareholder or officer of an organization that has a relationship with Health Net. The Board has adopted the following standards (the “Standards”) to assist it in making determinations of director independence.

1.	A director will be deemed to have a material relationship with Health Net and will not be considered independent if:

(a)	the director is, or has been within the last three years, an employee of Health Net, or an immediate family member is, or has been within the last three years, an executive officer of the Company, other than in the capacity of interim chairman of the Board or interim chief executive officer of the Company, until three years after the end of such employment relationship;

(b)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Health Net, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is Health Net’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Health Net’s audit within that time;

(d)	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee;

(e)	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Health Net for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues; or

(f)	the director currently provides professional services directly to Health Net or to an individual officer of the Company in excess of $25,000 per year;

provided that (A) notwithstanding subparagraph (a) of this paragraph 1, employment as an interim chairman of the Board or chief executive officer or other executive officer of the Company does not disqualify a director from being considered independent following that employment; (B) in applying subparagraph (b) of this paragraph 1, compensation received by a director for former service as an interim chairman of the Board or chief executive officer or other executive officer of the Company need not be considered, and compensation received by an immediate family member for service as an employee of Health Net (other than as an executive officer of the Company) need not be considered; and (C) in applying subparagraph (e) of this paragraph 1, contributions to tax exempt organizations are not considered to be “payments.”

In addition, a director will not be considered independent if Section 303A.02(b) of the NYSE’s Listed Company Manual (or any applicable successor listing standard) otherwise disqualifies such director from being considered independent.

2.	Subject to paragraph 1 and the relationships set forth below in this paragraph 2, material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. In assessing whether a director who is not currently an employee of the Company has a material relationship with the Company, the Board shall take into account, among other things (in addition to paragraph 1 of the Standards and the relationships listed in subparagraphs (a) through (k) of this paragraph 2), whether such director plays a significant role in the Company’s operations, such as actively participating in day-to-day decisions that typically would be made by management (e.g., decisions relating to general operational matters or personnel matters) or participates in more than an insignificant number of Company-sponsored or management activities, it being understood that Board members play a significant role in reviewing and approving strategic and material operational decisions made by management and that a director’s participation in the review and approval of such decisions by the Board (or committee thereof) as a whole shall not preclude a determination by the Board that such director is independent.

The following relationships will not be considered to be material relationships with Health Net that would impair a director’s independence:

(a)	service by the director or an immediate family member as an executive officer, director or trustee of a tax exempt organization to which Health Net has made discretionary contributions in an amount which, in any of the last three fiscal years, did not exceed the greater of $1,000,000 or 2% of such tax exempt organization’s consolidated gross revenues (Health Net’s matching of employee charitable contributions will not be included in the amount of Health Net’s contributions for this purpose);

(b)	the purchase by the director or an immediate family member (or by an organization of which the director or an immediate family member is an executive officer or in a similar position) of insurance, health care services or other services or products of Health Net, all on terms and conditions no more favorable to such director, immediate family member or organization than those customarily available to similarly situated persons who are not directors or executive officers of the Company;

(c)	the director’s or an immediate family member’s service on the board of directors of another public company for which an executive officer or other director of the Company also serves as a director, provided that such relationship does not give rise to a prohibited compensation committee interlock;

(d)	service by the director or an immediate family member as an executive officer of another public company that is a client of Health Net’s independent registered public accounting firm;

(e)	a commercial relationship in which the director or an immediate family member is an executive officer of another company that owns a common stock interest in the Company; and

(f)	service by the director or an immediate family member as an executive officer of another company in which Health Net owns a common stock interest that is less than 5% of the total shareholders equity of such other company;

(g)	the receipt by the director or an immediate family member of compensation for service as a member of the board of directors (or any committee thereof) of the Company or any subsidiary of the Company, including regular benefits received by other outside directors;

(h)	a transaction in which the director’s or immediate family member’s interest arises solely from the director’s or immediate family member’s position as a director or advisory director (or similar position) of another corporation or organization that is a party to the transaction, the director did not participate in furtherance or approval of the transaction and the transaction was negotiated on an arm’s-length basis;

(i)	a transaction in which the director’s interest (or that of an immediate family member) arises solely from the director’s (or such immediate family member’s) ownership of an equity or limited partnership interest in the other party to the transaction, so long as the aggregate ownership of all directors, director nominees, executive officers and 5% stockholders of the Company (together with that of their immediate family members) does not exceed 5% of the equity or partnership interests in that other party;

(j)	any relationship between Health Net and a family member of the director that is not an immediate family member; or

(k)	any other relationship or transaction (i) that is not listed in paragraph 1 and not listed above in this paragraph 2 and (ii) in which the amount involved does not exceed $50,000.

3.	For purposes of the Standards:

(a)	the term “executive officer” has the same meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934;

(b)	the term the term “immediate family member” means a director’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such director’s home, provided that, when used in applying the look-back provisions in paragraph 1 of the Standards, such term does not include individuals who are no longer immediate family members as a result of legal separation or divorce or those how have died or become incapacitated; and

(c)	the term “professional services” means those services that can be characterized as advisory in nature, which services generally include (but are not necessarily limited to) investment banking/financial advisory services; commercial banking (beyond deposit services); investment services; accounting/audit services; consulting services; marketing services; and legal services.

HEALTH NET, INC.

ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 8, 2008

10:00 a.m.

21281 Burbank Boulevard

Woodland Hills, CA 91367

Proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2008.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Jay M. Gellert and Linda V. Tiano, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 7, 2008.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/hnt/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 7, 2008.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Health Net, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect nine directors to serve for a term of one year or until the 2009 Annual Meeting of Stockholders.	01 Theodore F. Craver, Jr. 02 Vicki B. Escarra 03 Thomas T. Farley 04 Gale S. Fitzgerald 05 Patrick Foley	06 Jay M. Gellert 07 Roger F. Greaves 08 Bruce G. Willison 09 Frederick C. Yeager	☐ Vote FOR all nominees listed (except as marked)	☐ Vote WITHHELD from all nominees listed

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the selection of Deloitte & Touche LLP as Health Net’s independent registered public accounting firm for 2008.	☐ For	☐ Against	☐ Abstain

3. To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:	Date ___________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.